Private & Confidential      EXECUTION VERSION

Dated        27 April        2016
GOLAR PARTNERS OPERATING LLC
arranged by
CITIGROUP GLOBAL MARKETS LIMITED
DNB (UK) LIMITED
DANSKE BANK A/S
NORDEA BANK NORGE ASA
with
CITIGROUP GLOBAL MARKETS LIMITED
DNB (UK) LIMITED
DANSKE BANK A/S
NORDEA BANK NORGE ASA
as Bookrunners
NORDEA BANK NORGE ASA
as Agent
and
NORDEA BANK NORGE ASA
as Security Agent
CITIGROUP GLOBAL MARKETS LIMITED
as Global Co-ordinator and Hedging Co-ordinator
guaranteed by
THE GUARANTORS
Whose names and addresses are set out in Schedule 1
FACILITIES AGREEMENT
for
$800,000,000 Senior Secured Amortising Term Loan
and Revolving Credit Facility

Contents
Clause        Page
Section 1 - INTERPRETATION1
1Definitions and interpretation    1
Section 2 - THE FACILITY36
2The Facilities    36
3Purpose    36
4Conditions of Utilisation    37
Section 3 - UTILISATION    39
5Utilisation    39
Section 4 - REPAYMENT, PREPAYMENT AND CANCELLATION41
6Repayment    41
7Illegality, prepayment and cancellation    43
Section 5 - COSTS OF UTILISATION50
8Interest    50
9Interest Periods    51
10Changes to the calculation of interest    52
11Fees    54
Section 6 - ADDITIONAL PAYMENT OBLIGATIONS55

12Tax gross-up and indemnities    55
13Increased Costs    60
14Other indemnities    61
15Mitigation by the Lenders    65
16Costs and expenses    66
Section 7 - GUARANTEE68
17Guarantee and indemnity    68
Section 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT72
18Representations    72
19Information undertakings    81
20Financial covenants    86
21General undertakings    89
22Dealings with the Ships    93
23Condition and operation of the Ships    96
24Insurance    100
25Minimum security value    105
26Chartering undertakings    109
27Bank accounts    111
28Business restrictions    114

29Hedging Contracts    117
30Events of Default    119
31Position of Hedging Providers    126
Section 9 - CHANGES TO PARTIES128
32Changes to the Lenders    128
33Changes to the Obligors    132
Section 10 - THE FINANCE PARTIES134
34Roles of Agent, Security Agent and Arranger    134
35Reference Banks    155
36Conduct of business by the Finance Parties    156
37Sharing among the Finance Parties    158
Section 11 - ADMINISTRATION161
38Payment mechanics    161
39Set-off    165
40Notices    165
41Calculations and certificates    167
42Partial invalidity    168
43Remedies and waivers    168
44Amendments and waivers    168

45Confidentiality of Funding Rates and Reference Bank Quotations    170
46Confidentiality    172
47Counterparts    173
Section 12 - GOVERNING LAW AND ENFORCEMENT174
48Contractual recognition of bail-in    174
49Governing law    175
50Enforcement    175
Schedule 1 The original parties176
Schedule 2 Ship information190
Schedule 3 Conditions precedent195
Schedule 4 Utilisation Request203
Schedule 5 Selection Notice204
Schedule 6 Form of Transfer Certificate205
Schedule 7 Form of Compliance Certificate207
Schedule 8 Permitted Security Interests208

THIS AGREEMENT is dated 27 April        2016 and made between:

(1)	GOLAR PARTNERS OPERATING LLC (the Borrower);

(2)	GOLAR LNG PARTNERS LP (the Parent);

(3)	THE ENTITIES listed in Schedule 1 as guarantors (the Guarantors);

(4)	CITIGROUP GLOBAL MARKETS LIMITED, DNB (UK) LIMITED, DANSKE BANK A/S and NORDEA BANK NORGE ASA as mandated lead arrangers (whether acting individually or together the Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as hedging providers (the Hedging Providers);

(7)	CITIGROUP GLOBAL MARKETS LIMITED as global co-ordinator of the Finance Parties (the Global Co-ordinator);

(8)	CITIGROUP GLOBAL MARKETS LIMITED, DNB (UK) LIMITED, DANSKE BANK A/S and NORDEA BANK NORGE ASA as bookrunners (the Bookrunners);

(9)	NORDEA BANK NORGE ASA as agent of the other Finance Parties (the Agent);

(10)	NORDEA BANK NORGE ASA as security agent of the Finance Parties (the Security Agent); and

(11)	CITIGROUP GLOBAL MARKETS LIMITED as hedging co-ordinator of the other Hedging Providers (the Hedging Co-ordinator).
IT IS AGREED as follows:
Section 1 -    INTERPRETATION

1	Definitions and interpretation

1.1	Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 27 (Bank accounts).
Account Bank means, in relation to any Account, the Agent.
Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.
Account Security means, in relation to an Account, a deed or other instrument by the relevant Account Holder(s) in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.
Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent includes any person who may be appointed as such under the Finance Documents.
Applicable Fraction means a fraction having a numerator equal to the Vessel Value of the relevant Ship plus the firm remaining EBITDA (applicable to the relevant Owner and Bareboat Charterer instead of the Group) of such Ship and a denominator equal to the Vessel Values of all of the Ships (excluding Ship F) plus the firm remaining EBITDA (applicable to the relevant Owners and Bareboat Charterers instead of the Group) of all of the Ships (excluding Ship F).
Approved Flag State means the Marshall Islands, or any other international flag reasonably acceptable to the Lenders.
Assignment Deed means:

(a)
in relation to a Ship which is subject to a Bareboat Charter and a Time Charter (other than Ship G), a first assignment deed in respect of that Ship executed or (as the context may require) to be executed by the Owner and the Bareboat Charterer in favour of the Security Agent in the agreed form pursuant to which:

(i)	the Owner and the Bareboat Charterer assign their respective rights in the Earnings, the Insurances and the Requisition Compensation of that Ship;

(ii)	the Owner assigns its interest in the Bareboat Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party; and

(iii)	the Bareboat Charterer assigns its interest in the Time Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party; and

(b)
in relation to a Ship which is subject to a Time Charter only, a first assignment deed in respect of that Ship executed or (as the context may require) to be executed by the Owner in favour of the Security Agent in the agreed form pursuant to which:

(i)	the Owner assigns its rights in the Earnings, the Insurances and the Requisition Compensation of that Ship; and

(ii)	the Owner assigns its interest in the Time Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party; and

(c)
in relation to Ship G, a first assignment deed in respect of that Ship executed or (as the context may require) to be executed by the Owner and the Bareboat Charterer in favour of the Security Agent in the agreed form pursuant to which:

(i)	the Owner and the Bareboat Charterer assign their rights in the Earnings, the Insurances and the Requisition Compensation of that Ship; and

(ii)	the Bareboat Charterer assigns its interest in the Time Charter in respect of that Ship and any other Charter Documents in respect of that Ship to which it is a party; and

(iii)	the Owner assigns its right, title and interest in, to and under the Lease Agreement, the Proceeds Account Charge and the Mortgage in respect of that Ship.
Auditors mean Ernst & Young LLP or any other firm appointed to act as statutory auditors of the Group which has been notified to the Agent.
Available Facility means the Available Term Loan Facility and the Available Revolving Loan Facility.
Available Revolving Loan Facility means, at any relevant time, such part of the Total Revolving Loan Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Revolving Loan Commitments is not cancelled or reduced under this Agreement.
Available Term Loan Facility means, at any relevant time, such part of the Total Term Loan Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Term Loan Commitments is not cancelled or reduced under this Agreement.
Bareboat Charter means, in relation to a Ship, the bareboat charter commitment for that Ship details of which are provided in Schedule 2 (Ship information).
Bareboat Charterer means, in relation to a Ship, the bareboat charterer named in Schedule 2 (Ship information) as the bareboat charterer of that Ship.
Bareboat Charterer Earnings Accounts means each of the interest bearing dollar accounts of a Bareboat Charterer with the Account Bank designated as an "Earnings Account" under clause 27 (Bank accounts).
Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.
Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel II Regulation means:

(a)
any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and;

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.
Basel III Accord means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.
Borrower means the company described as such in Schedule 1 (The original parties).
Borrower Earnings Accounts means each of the interest bearing dollar accounts of the Borrower with the Account Bank designated as an "Earnings Account" under clause 27 (Bank accounts).
Brazilian Accounts means the Brazilian real accounts of Golar Serviços de Operação de Embarcações Limitada with Citibank Rio de Janeiro with account number 22157131 in respect of Ship E or such replacement account number as notified by the Borrower to the Agent and with account number 37295080 in respect of Ship F and Brazilian Account means any one of them.
Break Costs means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo, New York, Paris, Amsterdam and Frankfurt.
Change of Control occurs if:

(a)
two or more persons acting in concert or any individual person (i) acquire, legally and/or beneficially and either directly or indirectly, in excess of 35 per cent of the issued share capital (or equivalent) of GLNG or (ii) exercise the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of GLNG;

(b)
two or more persons acting in concert or any individual person (other than GLNG) (i) acquires, legally and/or beneficially and either directly or indirectly, in excess of 50 per cent of the issued share capital (or equivalent) of the Parent or (ii) exercise the right or ability to control, either directly or indirectly, the affairs of the Parent or the composition of the majority of the board of directors (or equivalent) of the Parent;

(c)	the Borrower is not or ceases to be a wholly owned Subsidiary of the Parent;

(d)	the General Partner is not or ceases to be a wholly owned Subsidiary of GLNG;

(e)	the General Partner ceases to have veto rights over major transactions of the Parent such as mergers and major disposals of assets; or

(f)	the General Partner ceases to be the general partner of the Parent.
For the purposes of this definition, two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in GLNG or the Parent (as applicable) by any of them, either directly or indirectly to obtain or consolidate control of GLNG or the Parent (as applicable).
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.
Charter Documents means, in relation to a Ship, the Time Charter and any Bareboat Charter of that Ship, any documents supplementing the Time Charter or any Bareboat Charter of that Ship and any guarantee or security given by any person for the relevant Time Charterer's or Bareboat Charterer's (as applicable) obligations under them.
Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Owner.
Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.
Code means the US Internal Revenue Code of 1986.
Commitments means, together, the Term Loan Commitments and the Revolving Loan Commitments and Commitment means any of them.
Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.
Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.
Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Co-ordination Agreements means the agreements to be made between, in respect of Ship C, the relevant Owner, Citibank Europe plc and the Security Agent and, in respect of Ship E and Ship B, the relevant Owner, (if applicable) the relevant Bareboat Charterer, Santander Asset Finance plc and the Security Agent, in an agreed form and Co-ordination Agreement means any of them.
CRD IV means directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
Default means an Event of Default or any event or circumstance specified in clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.
Defaulting Lender means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(iv)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Payment Disruption Event; and
payment is made within three Business Days of its due date; or

(v)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
Earnings Accounts means the Borrower Earnings Account, the Owner Earnings Accounts, the Bareboat Charterer Earnings Accounts and any Account designated as an "Earnings Account" under clause 27 (Bank accounts), and Earnings Account means any one of them.
Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:

(a)
any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).
Existing Financial Indebtedness means Financial Indebtedness in relation to:

(a)
the $285,000,000 term loan and revolving credit facility made available by certain banks and financial institutions to the Parent to, among other things, refinance or, as the case may be, provide for certain capital and operational expenditure requirements in relation to Ship E and Ship G and to finance the Parent's working capital requirements, pursuant to a facility agreement dated 29 September 2008 (as supplemented, amended and/or restated from time to time);

(b)
the $275,000,000 term loan and revolving credit facility made available by certain banks and financial institutions to the Borrower to initially refinance all amounts owing under the previously existing financial indebtedness and to subsequently be used for general corporate purposes in respect of Ship B and Ship F, pursuant to a facilities agreement dated 25 June 2013 (as supplemented, amended and/or restated from time to time);

(c)
the $180,000,000 (increased from $125,000,000) term loan and revolving credit facility made available by certain banks and financial institutions to Golar Freeze Holding Co. and Golar LNG 2234 LLC as borrowers, to refinance Ship A and Ship D and for the general corporate purposes of the borrowers, pursuant to a facility agreement dated 17 June 2010 (as supplemented, amended and/or restated from time to time); and

(d)
the outstanding principal amount attributable to Ship C under the $1,125,000,000 term loan made available by certain banks and financial institutions to, among others, Golar Hull M2031 Corp., to finance the delivery of, among others, Ship C, pursuant to a facilities agreement dated 23 July 2013 (as supplemented, amended and/or restated from time to time).

Facilities means the Revolving Loan Facility and the Term Loan Facility and Facility means either of them.
Facility Office means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letters means the letters between the Borrower and one or more Finance Parties setting out any of the fees referred to in clause 11 (Fees) and Fee Letter means any one of them.
Final Repayment Date means, subject to clause 38.7 (Business Days), the earlier of (a) 15 April 2021 and (b) the date 60 months after the date of this Agreement in respect of the Term Loan.
Finance Documents means this Agreement, the Fee Letters, the Security Documents, any Hedging Contracts, any Hedging Master Agreement, and any other document designated as such by the Agent and the Borrower.
Finance Party means the Agent, the Security Agent, any Arranger, any Hedging Provider, any Bookrunner or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);

(i)
any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
First Repayment Date means, subject to clause 38.7 (Business Days), the date falling three months after the first Utilisation Date.
Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the "Flag State" of such Ship for the purposes of the Finance Documents.
Fleet Vessel means each Ship and any other vessel owned, operated, managed or crewed by any Group Member.
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause 10.4 (Cost of Funds).
GAAP means, as applicable, generally accepted accounting principles in the United Kingdom, generally accepted accounting principles in United States of America or International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.
General Partner means Golar GP LLC a limited liability company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
GLNG means Golar LNG Limited a company incorporated in Bermuda with its registered office at 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM08, Bermuda.
Group means the Parent and its Subsidiaries for the time being (being the subsidiaries who are, at any relevant time, the then current subsidiaries of the Parent) and, for the purposes of clause 19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.
Group Member means any Obligor and any other entity which is part of the Group.
Guarantors are the persons specified as such in Schedule 1 (The original parties) and Guarantor means any one of them.
Hedging Contract means any Hedging Transaction between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.
Hedging Contract Security means a deed or other instrument by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.
Hedging Exposure means, as at any relevant date and in relation to any Hedging Provider, the aggregate of the amount certified by each of the Hedging Providers to the Agent to be the net amount in dollars;

(a)
in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to the Hedging Providers in respect of such Hedging Contracts on the relevant date; and

(b)
in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Borrower to the Hedging Providers under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrower and a Hedging Provider comprising an ISDA Master Agreement and Schedule thereto in the agreed form.
Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement.
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
Increased Costs has the meaning given to that term in clause 13.1.2.
Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of each Finance Party and each Receiver; and

(c)	any officers, employees or agents of each Finance Party and each Receiver.
Insolvency Event in relation to a Finance Party (or, for the purposes of clause 32.2, a New Lender) means that the Finance Party (or, for the purposes of clause 32.2, that New Lender):

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above;

(i)
has a secured party take possession of all or substantially all its assets or has a execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Insurance Notice means, in relation to a Ship, a notice of assignment from the Ship's Owner and (if applicable) the Bareboat Charterer in the form scheduled to that Ship's Assignment Deed or in another approved form.
Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association

(c)
in the name of such Ship's owner or the joint names of its owner and any other person in respect of or in connection with such Ship and/or its owner's Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.
Interest Period means, in relation to a Loan (or any part of the Loan), each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to any Loan or any Unpaid Sum, the rate (rounded) to the same number of decimal places as the two relevant Screen Rates which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

(c)	each as of 11:00 am on the relevant Quotation Day.
Last Revolving Loan Availability Date means the date three months prior to the Final Repayment Date (or such later date as may be approved by the Lenders).
Last Term Loan Availability Date means the earlier of (a) the date falling three months after the date of this Agreement and (b) 30 June 2016 (or such later date as may be approved by the Lenders).
L/C Bank means, Santander and where the context so requires, such other bank as may replace the L/C Bank (whether with a Letter of Credit or alternative arrangement satisfactory to the Lessor in respect of Ship G) pursuant to the Lease Agreement in respect of Ship G.
L/C Deposit Account means, with respect to the Lease Agreement for Ship G, the account opened by the Owner in respect of Ship G with the relevant L/C Bank(s) in connection with the Letter of Credit arrangements.
L/C Deposit Moneys means, with respect to the L/C Deposit Account, each cash deposit placed by the Owner in respect of Ship G in the L/C Deposit Account as security for that Owner’s obligations under the Lease Agreement in respect of Ship G and any moneys accruing to such account.
L/C Documents means each of the Letters of Credit together with the deposit agreement and deposit charge, guarantee and indemnity and reimbursement agreement entered into between the Owner in respect of Ship G and the relevant L/C Bank in relation thereto.
Lease Agreement means, in relation to Ship G, prior to a Standby Ship Disposition, the lease agreement dated 27 August 2003 entered into between the Lessor and the Owner of Ship G or following a Standby Ship Disposition, the Standby Lease.
Lease Documents means, for the purposes of this agreement, the Lease Agreement and the guarantees relating thereto issued by GLNG in favour of the Lessor.
Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 32 (Changes to the Lenders),

(c)	which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
Lessor means, in relation to Ship G, A&L CF June (3) Limited.
Lessor Parent Support Letter means, in relation to Ship G, the support letter issued or (as the context may require) to be issued by Santander in favour of the Security Agent with respect to the Lessor of Ship G.
Letter of Credit means, with respect to Ship G, the letter(s) of credit or alternative security arrangements issued or put in place by the relevant L/C Bank(s) in favour of the Lessor in respect of Ship G whereby the L/C Bank(s) has or have secured certain payment obligations of the Owner in respect of Ship G to the Lessor in respect of Ship G under the Lease Agreement in respect of Ship G and Letters of Credit means all such letters of credit.
LIBOR means, in relation to a Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of that Loan or Unpaid Sum; or

(b)	as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate),

(c)	and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Loans mean the Term Loan and any Revolving Loans and Loan means any one of them.
Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to that Ship's Assignment Deed or in another approved form.
Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) against the name of such Ship or the equivalent in any other currency.
Majority Lenders means:

(a)
if no Loans are then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans aggregate more than 66 2/3 per cent of the aggregate Loans.
Manager's Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 22.3 (Manager) or 26.11 (Bareboat Charterer's manager).
Mandatory Repayment Date means in relation to:

(a)	a Total Loss of a Ship, the applicable Total Loss Repayment Date; or

(b)
a sale of a Ship by the relevant Owner or (subject to release of the applicable Share Security) the sale of all or part of an Owner or a Bareboat Charterer, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Margin means two point five zero per cent per annum.
Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)
the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole which will, or is reasonably likely to, affect the ability of an Obligor to perform its obligations under the Finance Documents; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time equal to 110 per cent of the aggregate of all Loans and any undrawn portion of the Available Facility.
Mortgage means, in relation to a Ship, a first mortgage of the Ship in the agreed form by the relevant Owner or, as the case may be, the Lessor in favour of the Security Agent.
Mortgage Transfer means, in relation to Ship G, the transfer of the relevant Mortgage executed or (as the context may require) to be executed by the relevant Owner in favour of the Security Agent.
Mortgage Period means, in relation to a Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.
New Lender has the meaning given to that term in clause 32 (Changes to the Lenders).
Obligors mean the parties to the Finance Documents (other than Finance Parties, the Time Charterers and the Proceeds Account Bank and save for the provisions of clauses 30.1 (Non-payment), 30.6 (Other obligations), 30.7 (Misrepresentations) and 30.13 (Repudiation and rescission of Finance Documents) of this Agreement, other than the Lessor, Santander Asset Finance plc, Santander, the Standby Purchaser and the Standby Purchaser Shareholder) and Obligor means any one of them.
Original Financial Statements means:

(a)	the audited consolidated financial statements of the Group for its financial year ended 31 December 2014;

(b)	the unaudited financial statements of the Borrower for its financial year ended 31 December 2015; and

(c)	the unaudited consolidated financial statements of the Group for its financial quarter ended 31 December 2015.
Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
Original Obligor means each party to this Agreement and the Original Security Documents (other than Finance Parties, the Time Charterers, the Lessor, Santander Asset Finance plc, Santander, the Standby Purchaser, the Standby Purchaser Shareholder and the Proceeds Account Bank).
Original Security Documents means:

(a)	the Mortgages over each of the Ships;

(b)	the Mortgage Transfer;

(c)	the Assignment Deeds in respect of the Ships;

(d)	the Share Security in relation to each Owner and Bareboat Charterer;

(e)	the Account Security;

(f)	any Hedging Contract Security;

(g)	any Manager's Undertaking in relation to a Ship if required under clause 22.3 (Manager) or 26.11 (Bareboat Charterer's manager);

(h)	the Quiet Enjoyment Letters;

(i)	the Proceeds Account Charge;

(j)	the Lessor Parent Support Letter;

(k)	the Proceeds Deed;

(l)	the Standby Purchaser Assignment; and

(m)	the Standby Purchaser Share Security.
OSA means the Operation and Services Agreement dated 4 September 2007 (as amended by amendment agreements dated 16 February 2009, 26 March 2011 and 16 January 2012) and entered into between Golar Serviços de Operação de Embarcações Limitada and Petróleo Brasileiro S.A. in respect of the operation and services to be provided in respect of Ship E and Ship F.
Owner means, in relation to a Ship, the person specified as “Owner” against the name of that Ship in Schedule 2 (Ship information) and Owners means any or all of them.
Owner Earnings Accounts means each of the interest bearing dollar accounts of an Owner with the Account Bank designated as an "Earnings Account" under clause 27 (Bank accounts).
Parent means the company described as such in Schedule 1 (The original parties).
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Payment Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(iii)	from performing its payment obligations under the Finance Documents; or

(iv)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Permitted Maritime Liens means, in relation to any Ship:

(a)	any lien disclosed in writing to the Agent prior to the date of this Agreement and approved by the Agent;

(b)	unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;

(c)	any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;

(d)	any lien on the Ship for salvage;

(e)	any other lien arising by operation of law in the ordinary course of trading (and not as a result of any default or omission by any Owner or Bareboat Charterer); and

(f)	in each case (other than (a) above) securing obligations not more than 30 days overdue.
Permitted Security Interests means any Security Interest which is:

(a)	granted by the Finance Documents; or

(b)	until the first Utilisation Date, granted in connection with the Financial Indebtedness secured by Security Interests over the Ships which is to be refinanced by the Facilities; or

(c)
permitted pursuant to the Finance Documents (including the Proceeds Deed) or the Co-ordination Agreements which as at the first Utilisation Date are those set out in Schedule 8 (Permitted Security Interests); or

(d)	a Permitted Maritime Lien; or

(e)	is approved by the Majority Lenders.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Proceeds Account means, in relation to Ship G, the dollar and sterling accounts opened by the Lessor with the Proceeds Account Bank pursuant to and in accordance with clause 2.8 of the Proceeds Deed and Proceeds Accounts means all such accounts;
Proceeds Account Bank means Nordea Bank AB, London Branch or one of its Affiliates.
Proceeds Account Charge means, in relation to each Proceeds Account, the account charge or assignment (as the case may be) entered into between the Lessor in respect of Ship G in favour of the Owner in respect of Ship G in an agreed form;
Proceeds Deed means, in relation to Ship G, the deed of proceeds and priorities between the Borrower, the Security Agent, the Lessor, the Owner in respect of Ship G, the Bareboat Charterer in respect of Ship G, the Standby Purchaser, Santander Asset Finance plc and the Proceeds Account Bank with respect to Ship G to be entered into on or about the date hereof.
Quiet Enjoyment Letter means, in respect of a Ship (other than Ship D and Ship B), a letter by the Security Agent addressed to, and acknowledged by, the relevant Owner, Bareboat Charterer and Time Charterer of the Ship in an agreed form.
Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.
Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Reference Banks means, in relation to LIBOR, the principal offices of such entities as may be appointed by the Agent in consultation with the Borrower.
Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner's title to such Ship and the relevant Mortgage under the laws of its Flag State.
Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Relevant Party means the Obligors excluding any managers of the Ships other than Golar Management Limited.
Repayment Date means:

(a)	the First Repayment Date;

(b)	each of the dates falling at three monthly intervals thereafter up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.
Repeating Representations means each of the representations and warranties set out in clauses 18.1 (Status) to 18.10 (Ranking and effectiveness of security), clause 18.22 (Legal and beneficial ownership), clause 18.35 (No corrupt practices) and clause 18.36 (Financing of vessels owned by Group Members).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Restricted Party means a person, entity or vessel:

(a)
that is listed on any Sanctions List or any other sanctions-related list of persons, vessels or entities published by or on behalf of a Sanctions Authority (in each case, whether designated by name or by reason of being included in a class of persons, vessels or entities);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country or territory which is, subject to comprehensive country-wide or territory-wide sanctions administered or enforced by a Sanctions Authority and which attach legal effect to being domiciled, registered as located in, having its main place of business in, and/or being incorporated under the laws of such country or territory; or

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above.
Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.
Revolving Loan means a loan made or to be made available under the Revolving Loan Facility or the principal amount outstanding for the time being of that loan.
Revolving Loan Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Revolving Loan Commitment" in Schedule 1 (The original parties) and the amount of any other Revolving Loan Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Revolving Loan Commitment assigned to it under this Agreement,

(c)	to the extent not cancelled, reduced or assigned by it under this Agreement.
Revolving Loan Facility means the revolving loan facility made available under this Agreement as described in clause 2 (The Facilities).
Revolving Loan Facility Limit means:

(a)	on the first Utilisation Date, the lower of:

(iv)	$150,000,000 (as the same may be reduced in accordance with this Agreement); and

(v)	an amount equal to 13.125 per cent of the aggregate Vessel Value of the Ships; and

(b)	on each subsequent Utilisation Date, $150,000,000 (as the same may be reduced in accordance with this Agreement).
Rollover Loan means one or more Revolving Loans:

(a)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan; and

(c)	made or to be made for the purpose of refinancing a maturing Revolving Loan.
Sanctions Authority means the United Nations, the Norwegian State, the European Union, the United Kingdom, the member states of the European Union, the United States of America, the Commonwealth of Australia and any other country whose laws or regulations bind any Relevant Party and any authority acting on behalf of any of them in connection with Sanctions Laws, including but not limited to the "Specially Designated Nationals and Blocked Persons" list issued by the Office of Foreign Assets Control of the US Department of Treasury, the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by Her Majesty's Treasury, or any similar list issued or maintained or made public by any of the Sanctions Authorities.
Sanctions Laws means any economic or financial sanctions laws and/or any regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
Sanctions List means any list of persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority.
Santander means Santander UK plc, a company incorporated under the laws of England with its registered office at 2, Triton Square, London, NW1 3AN, England.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.
Security Agent includes any person as may be appointed as such under the Finance Documents.
Security Documents means:

(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the Vessel Values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent provided under clause 25 (Minimum security value), in each case as most recently determined in accordance with this Agreement.
Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).
Share Security means, in relation to each Owner, each Bareboat Charterer and Golar LNG Holding Co., the document constituting a first Security Interest by the relevant Holding Company of such Owner or Bareboat Charterer or Golar LNG Holding Co. in favour of the Security Agent in the agreed form in respect of all of the shares in such Owner or Bareboat Charterer.
Ship A means the ship described as such in Schedule 2 (Ship information).
Ship B means the ship described as such in Schedule 2 (Ship information).
Ship C means the ship described as such in Schedule 2 (Ship information).
Ship D means the ship described as such in Schedule 2 (Ship information).
Ship E means the ship described as such in Schedule 2 (Ship information).
Ship F means the ship described as such in Schedule 2 (Ship information).
Ship G means the ship described as such in Schedule 2 (Ship information).
Ship Representations means each of the representations and warranties set out in clauses 18.29 (Ship status) and 18.30 (Ship's employment).
Ships means each of the ships described in Schedule 2 (Ship information) and Ship means any of them.
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Standby Lease means with respect to Ship G, the Standby Lease defined in the Proceeds Deed.
Standby Purchaser means, LNG Holding Company Ltd, a Cayman Islands company having its registered office at P.O. Box 694 GT, CIBC Financial Centre, 11 Dr. Roys Drive, George Town, Grand Cayman, Cayman Islands.
Standby Purchaser Account Bank means Nordea Bank AB, London Branch or one of its Affiliates in such capacity.
Standby Purchaser Assignment means, in relation to Ship G, the security assignment executed or (as the context may require) to be executed by the Standby Purchaser in favour of the Security Agent containing an assignment by the Standby Purchaser of its rights, title and interests in and to the Earnings, Insurances and Requisition Compensation in respect of such Ship, the Standby Purchaser Proceeds Accounts and the Standby Lease;
Standby Purchaser Dollar Proceeds Account means, in relation to Ship G, such dollar account of the Standby Purchaser with the Standby Purchaser Account Bank which the parties hereto may agree shall be the Standby Purchaser Dollar Proceeds Account for the purposes of the Proceeds Deed.
Standby Purchaser Proceeds Accounts means, in relation to Ship G, the Standby Purchaser Dollar Proceeds Account and the Standby Purchaser Sterling Proceeds Account and Standby Purchaser Proceeds Account means either of them.
Standby Purchaser Shareholder means CIBC Bank Trust Company (Cayman) Limited.
Standby Purchaser Share Security means, the share charge executed or (as the context may require) to be executed by the Standby Purchaser Shareholder in favour of the Security Agent containing a first priority charge by the Standby Purchaser Shareholder of its rights, title and interests in and to the shares in respect of the Standby Purchaser.
Standby Purchaser Sterling Proceeds Account means, in relation to Ship G, such sterling account of the Standby Purchaser with the Standby Purchaser Account Bank which the parties hereto may agree shall be the Standby Purchaser Sterling Proceeds Account for the purposes of the Proceeds Deed
Standby Ship Disposition shall, in relation to Ship G, have the meaning given thereto in the relevant Proceeds Deed
Subsidiary of a person means any other company or entity directly or indirectly controlled by such person and a wholly owned Subsidiary of that person means a Subsidiary which has no members except such person and that person's wholly owned Subsidiaries and its or their nominees.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Term Loan means the loan made or to be made available under the Term Loan Facility or the principal amount outstanding for the time being of that loan.
Term Loan Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Term Loan Commitment" in Schedule 1 (The original parties) and the amount of any other Term Loan Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Loan Commitment assigned to it under this Agreement,

(c)	to the extent not cancelled, reduced or assigned by it under this Agreement.
Term Loan Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facilities).
Term Loan Facility Limit mean the lower of $650,000,000 and an amount equal to 56.875 per cent of the aggregate Vessel Value of the Ships.
Time Charter means, in relation to a Ship, the time charter commitment for that Ship details of which are provided in Schedule 2 (Ship information).
Time Charterer means, in relation to a Ship, the time charterer named in Schedule 2 (Ship information) as time charterer of that Ship.
Total Commitments means the aggregate of the Total Term Loan Commitments and the Total Revolving Loan Commitments, being, at the date of this Agreement, the lower of $800,000,000 and an amount equal to 70 per cent of the aggregate Vessel Value of the Ships.
Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.
Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.
Total Loss Repayment Date means, where a Ship has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Total Revolving Loan Commitments means the aggregate of the Revolving Loan Commitments, being $150,000,000 as at the date of this Agreement.
Total Term Loan Commitments means the aggregate of the Term Loan Commitments, being $650,000,000 as at the date this Agreement.
Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)
the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)
all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)
all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US Waters the waters of the United States of America as such term is defined under any applicable laws and regulations.
Utilisation means the making of a Loan.
Utilisation Date means the date on which a Utilisation is made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Vessel Value means, in respect of a Ship, the value attributed to that Ship in its most recent valuation undertaken in accordance with clause 25 (Minimum security value) and Vessel Values means the aggregate of the valuations of the Ships.

1.2	Construction
Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to London time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)
the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	agreed form means:

(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(h)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(i)	assets includes present and future properties, revenues and rights of every description;

(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(l)	a Default or Event of Default being continuing means any Default or Event of Default which has not been waived in writing or, in the case of a Default, remedied;

(m)	control of an entity means (except when used in the definition of Change of Control in clause 1.1 (Definitions)):

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(n)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(o)	$, USD and dollars denote the lawful currency of the United States of America;

(p)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(q)	a government entity means any government, state or agency of a state;

(r)	a group of Lenders includes all the Lenders;

(s)
a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(t)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(u)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(v)
Nordea Bank Norge ASA (NBN) (either directly or indirectly in its capacity as Lender, Arranger, Bookrunner, Agent and/or Security Agent or any other capacity) or, as the case may be, Nordea Bank Finland plc (NBF) shall be automatically construed as a reference to Nordea Bank AB, (NBAB) in the event of any corporate reconstruction, merger, amalgamation, consolidation between NBN or, as the case may be, NBF and NBAB where NBAB is the surviving entity and acquires all the rights of, and assumes all the obligations of, NBN and nothing in the Finance Documents shall be construed so as to restrict, limit or impose any notification or other requirement or condition on either NBN or, as the case may be, NBF or NBAB in respect of the acquisition of rights to, or assumption of, obligations by NBAB hereunder pursuant to such merger;

(w)	an obligation means any duty, obligation or liability of any kind;

(x)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(y)	pay or repay in clause 28 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(z)
a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(aa)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to that Lender;

(bb)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(cc)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(dd)
(i) the liquidation, winding up, dissolution, or administration of a person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(ee)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.1
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.2.2	Section, clause and Schedule headings are for ease of reference only.

1.2.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.5
Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Third party rights

1.3.1
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

1.3.2	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.3.3
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents
Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 -    THE FACILITY

1	The Facilities

1.1	The Term Loan Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an amount equal to the Term Loan Facility Limit.

1.2	The Revolving Loan Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving loan facility in an amount equal to the Revolving Loan Facility Limit.

1.3	Finance Parties' rights and obligations

1.3.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

1.3.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

1.3.3
A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 34.27 (All enforcement action through the Security Agent)) and 36.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2	Purpose

2.1	Purpose
The Borrower shall apply all amounts borrowed under the Facilities in accordance with this clause 3.

2.2	Refinancing
The Commitments shall initially be made available solely for the purpose of the Borrower refinancing all amounts owing under the Existing Financial Indebtedness.

2.3	Subsequent Loans
After that, the Available Facility may be used for general corporate purposes of the Obligors and to repay maturing Loans.

2.4	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3	Conditions of Utilisation

3.1	Initial conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) in relation to the first Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received or is satisfied that it will receive on the date that the relevant Commitments are made available all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

3.2	Ship and security conditions precedent
The Total Commitments shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

3.3	Notice to Lenders
The Agent shall notify the Lenders and the Borrower promptly upon receipt and being satisfied with all of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

3.4	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:

(a)	in the case of a Rollover Loan, on the date of the Utilisation Request and on the proposed Utilisation Date, no Event of Default is continuing or would result from the proposed Utilisation;

(b)	in the case of any other Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;

(c)
on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true and, in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations) are true; and

(d)	where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations for such Ship are true on the proposed Utilisation Date.

3.5	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 6 or more Revolving Loans would be outstanding.

3.6	Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

3.7	Conditions subsequent
The Borrower shall provide to the Agent:

(a)
the acknowledgments of the notices of assignment served on any charterers required under paragraph 2(d) of Part 2 of Schedule 3 (Ship and security conditions precedent) (there shall be no time limit for satisfaction of this condition subsequent so long as the Borrower and the relevant assignor exercise reasonable commercial efforts to obtain such acknowledgments); and

(b)
if Quiet Enjoyment Letters are required by the relevant Time Charterer pursuant to the terms of the relevant Time Charter, originals of the duly executed and dated Quiet Enjoyment Letters as soon as practicable after signing thereof by the relevant Time Charterer.

(c)	.

Section 3 -    UTILISATION

1	Utilisation

1.5	Delivery of a Utilisation Request
The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11 a.m. three Business Days before the proposed Utilisation Date.

1.6	Completion of a Utilisation Request

1.6.1	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	in relation to a Utilisation of the Term Loan Facility, the proposed Utilisation Date is a Business Day falling on or before the Last Term Loan Availability Date;

(c)	in relation to a Utilisation of the Revolving Loan Facility, the proposed Utilisation Date is a Business Day falling on or before the Last Revolving Loan Availability Date;

(d)	in relation to a Utilisation of the Revolving Loan Facility, a Utilisation of the Term Loan Facility has been made or will be made before or simultaneously with such Utilisation;

(e)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(f)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(g)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

1.6.2	Only one Loan may be requested in each Utilisation Request.

1.7	Currency and amount

1.7.1	The currency specified in a Utilisation Request must be dollars.

1.7.2
The amount of the proposed Term Loan must not exceed the Term Loan Facility Limit. The amount of a proposed Revolving Loan must be a minimum of $5,000,000 or, if less, the amount of the Available Revolving Loan Facility less the amount of the outstanding Revolving Loans. The aggregate amounts of the proposed Revolving Loans must not exceed the Revolving Loan Facility Limit. The aggregate amounts drawn under the Term Loan Facility and the Revolving Loan Facility on the first Utilisation Date must not exceed 70 per cent of the aggregate Vessel Value of the Ships.

1.7.3	Only one Utilisation may be made in respect of the Term Loan Facility.

1.8	Lenders' participation

1.8.2
If the conditions set out in this Agreement have been met and subject to clause 6 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

1.8.3
The amount of each Lender's participation in the Term Loan will be equal to the proportion borne by its undrawn Term Loan Commitment to the undrawn Total Term Loan Commitments immediately prior to making the Term Loan.

1.8.4
The amount of each Lender's participation in each Revolving Loan will be equal to the proportion borne by its undrawn Revolving Loan Commitment to the undrawn Total Revolving Loan Commitments immediately prior to making the Revolving Loan.

1.8.5
The Agent shall promptly notify each Lender of the amount of each Loan and the amount of its participation in the Loan and, if different, the amount of that participation to be made available in accordance with clause 38.1 (Payments to the Agent), in each case by 11:00 a.m. on the Quotation Day.

1.8.6
The Agent shall pay all amounts received by it in respect of each Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

Section 4 -    REPAYMENT, PREPAYMENT AND CANCELLATION

1	Repayment

1.8	Repayment of Revolving Loan Facility and Term Loan Facility

1.8.1	The Borrower shall repay each Revolving Loan on the last day of its Interest Period.

1.8.2
Without prejudice to the Borrower's obligation under clause 6.1.1 above, if one or more Revolving Loans are to be made available to the Borrower on the same day that a maturing Revolving Loan is due to be repaid by the Borrower and the proportion borne by each Lender's participation in the maturing Revolving Loan to the amount of that maturing Revolving Loan is the same as the proportion borne by that Lender's participation in the new Revolving Loans to the aggregate amount of those new Revolving Loans, the aggregate amount of the new Revolving Loans shall be treated as if applied in or towards repayment of the maturing Revolving Loan so that:

(a)	if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:

(i)	the Borrower will only be required to make a payment under clause 38.1 (Payments to the Agent) in an amount equal to that excess; and

(ii)
each Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan and that Lender will not be required to make a payment under clause 38.1 (Payments to the Agent) in respect of its participation in the new Revolving Loans; and

(b)	if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:

(i)	the Borrower will not be required to make a payment under clause 38.1 (Payments to the Agent); and

(ii)
each Lender will be required to make a payment under clause 38.1 (Payments to the Agent) in respect of its participation in the new Revolving Loans only to the extent that its participation in the new Revolving Loans exceeds that Lender's participation in the maturing Revolving Loans and the remainder of that Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan.

1.8.3	The Borrower shall on each Repayment Date repay such part of the Term Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Term Loan Facility).

1.8.4
On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loans and all other amounts owing under this Agreement and any of the other Finance Documents shall be repaid in full.

1.9	Scheduled repayment of Term Loan Facility
To the extent not previously reduced, the Term Loan shall be repaid by instalments on each Repayment Date by the amount specified below (as revised by clause 6.4):

Repayment Date	Amount $
First to Fifth	17,166,666.67
Sixth	17,166,666.65
Seventh to Nineteenth	13,000,000
Twentieth	378,000,000
TOTAL	650,000,000

1.10	Scheduled reduction of Revolving Loan Facility
To the extent not previously reduced, the Total Revolving Loan Commitments shall be reduced by the amounts and on the dates (subject to clause 38.7 (Business Days), specified below:

(a)
on the earlier of (a) 18 months from the first Utilisation Date in respect of the Term Loan and (b) 30 September 2017 (the First Reduction Date), the Total Revolving Loan Commitments shall be reduced by $25,000,000; and

(b)
on the earlier of (a) 30 months from the first Utilisation Date in respect of the Term Loan and (b) 30 September 2018 (the Second Reduction Date), the Total Revolving Loan Commitments shall be reduced by $50,000,000, provided however that if, at least ten Business Days before the Second Reduction Date:

(iii)
the Time Charter in relation to Ship E is renewed for an additional term of at least five calendar years at a charter rate providing a net capital rate (excluding operating costs and management fees) of no less than $70,000 per day, the Total Revolving Loan Commitments shall be reduced by $35,000,000 (instead of $50,000,000) which reduction shall be applied in equal amounts on the last Business Day of each calendar quarter commencing on the Second Reduction Date and ending on the Final Repayment Date; or

(iv)
the Time Charter in relation to Ship E is renewed for an additional term of at least three calendar years at a charter rate providing a net capital rate (excluding operating costs and management fees) of no less than $55,000 per day, the Total Revolving Loan Commitments shall be reduced by $50,000,000 which reduction shall be applied in equal amounts on the last Business Day of each calendar quarter commencing on the Second Reduction Date and ending on the final Repayment Date, and the Borrower shall repay any amounts which may be outstanding in excess of the Total Revolving Loan Commitments (as so reduced) on the date of each such reduction.

1.11	Adjustment of scheduled repayments
If the Total Term Loan Commitments have been partially reduced under this Agreement and/or any part of the Term Loan is prepaid (other than under clause 6.2) before any Repayment Date, the amount of the instalment by which the Term Loan shall be repaid under clause 6.2 on any such Repayment Date (as reduced by any earlier operation of this clause 6.4) shall be reduced pro rata to such reduction in the Total Term Loan Commitments.

2	Illegality, prepayment and cancellation

2.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful or contrary to any Sanctions Laws for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful or contrary to any Sanctions Laws for any Affiliate of a Lender for that Lender to do so:

(a)
that Lender shall promptly notify the Agent (if applicable, providing reasonable detail of the relevant Sanctions Laws, to the extent permitted by law and regulation) upon becoming aware of that event;

(b)
upon the Agent notifying the Borrower, the Commitments of that Lender will be immediately cancelled and the Total Term Loan Commitments and Total Revolving Loan Commitments shall each be reduced pro rata; and

(c)
the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

2.2	Unlawfulness and invalidity
If:

(a)
it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective;

(b)
any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents;

(c)
any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason; or

(d)
any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected, the Agent shall cancel the Total Commitments and the Borrower shall prepay the Loans in full on the date on which such event occurred.

2.3	Expropriation
If the authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets, the Agent shall cancel the Total Commitments and the Borrower shall prepay the Loans in full on the date on which such event occurred.

2.4	Change of control and delisting

2.4.3	The Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control and/or a delisting according to clause 7.4.3 below.

2.4.4
If there is a Change of Control, the Agent shall cancel the Total Commitments and the Borrower shall prepay the Loans in full together with any other amounts owing under this Agreement or any of the other Finance Documents, on or prior to the date which is 30 days after the date on which the Change of Control occurred.

2.4.5
If the Parent ceases to be listed on NASDAQ or any other reputable stock exchange approved by the Lenders, the Agent shall cancel the Total Commitments and the Borrower shall prepay the Loans in full together with any other amounts owing under this Agreement or any of the other Finance Documents.

2.5	Voluntary cancellation

2.5.4
The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Term Loan Facility or Revolving Loan Facility (or a combination of both Facilities). Upon any such cancellation the Total Term Loan Commitments or Total Revolving Loan Commitments (as applicable) shall be reduced by the same amount and the relevant Commitments of the Lenders reduced pro rata.

2.5.5
The Borrower shall only be entitled to cancel the whole or any part of the Available Revolving Loan Facility which is then drawn if the Borrower prepays such amount of the Revolving Loans as may be necessary to ensure that the outstanding Revolving Loans after the date of such cancellation will not exceed the Available Revolving Loan Facility (as reduced by this clause 7.5).

2.6	Voluntary prepayment
The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Term Loan (but if in part, being an amount that reduces the amount of the Term Loan by a minimum amount of $5,000,000 and is a multiple of $5,000,000), on the last day of an Interest Period in respect of the amount to be prepaid.

2.7	Right of replacement or cancellation and prepayment in relation to a single Lender

2.7.5	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up);

(b)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13 (Increased Costs); or

(c)	any Lender becomes a Defaulting Lender,
the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues or whilst the relevant Lender continues to be a Defaulting Lender, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with clause 7.7.4.

2.7.6
On receipt of a notice referred to in clause 7.7.1 above, the Commitments of that Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with clause 7.7.4) the Total Term Loan Commitments and Total Revolving Loan Commitments shall each be reduced accordingly. The Agent shall as soon as practicable after receipt of a notice referred to in clause 7.7.1(c) above, notify all the Lenders.

2.7.7
On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.7.1 above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loans.

2.7.8
The Borrower may, in the circumstances set out in clause 7.7.1, on 15 Business Days' prior notice to the Agent and that Lender or in the circumstances set out in clause 7.1, on 15 Business Days' prior notice to the Agent and that Lender (subject to such period not extending beyond the earlier of the dates referred to in clause 7.1(c)), replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution or fund selected by the Borrower which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 32 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(a)	the outstanding principal amount of such Lender's participation in the Loans;

(b)	all accrued interest owing to such Lender;

(c)
the Break Costs which would have been payable to such Lender pursuant to clause 10.6 (Break Costs) had the Borrower prepaid in full that Lender's participation in the Loans on the date of the assignment; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

2.7.9	The replacement of a Lender pursuant to clause 7.7.4 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under clause 7.7.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)
the Lender shall only be obliged to assign its rights pursuant to clause 7.7.4 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment.

2.7.10
A Lender shall perform the checks described in clause 7.7.5(d) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.7.4 above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

2.8	Sale or Total Loss

2.8.1	On a Mandatory Repayment Date in relation to any of the Ships (other than Ship F) or in relation to an Owner or a Bareboat Charterer of any of the Ships (other than Ship F):

(c)
the Total Commitments and the Available Facilities will each be reduced by the Applicable Fraction of the Total Commitments and the Available Facilities and, in the case of the sale of all or part of an Owner or a Bareboat Charterer, the Applicable Fraction shall relate to the Ship which is owned or chartered by such Owner or Bareboat Charterer; and

(d)	the Borrower shall prepay:

(i)	the Applicable Fraction of the Term Loan; and

(ii)	the Applicable Fraction of those Revolving Loans that may be nominated by the Borrower prior to the Mandatory Repayment Date to the extent of the Available Revolving Loan Facility (as so reduced), and, in the case of the sale of all or part of an Owner or a Bareboat Charterer, the Applicable Fraction shall relate to the Ship which is owned or chartered by such Owner or Bareboat Charterer.

2.8.2	On a Mandatory Repayment Date in relation to Ship F or in relation to the Owner or the Bareboat Charterer of Ship F:

(a)	(in the case of a sale of Ship F or a sale of all or part of the Owner or the Bareboat Charterer of Ship F):

(iii)	the Total Commitments will be reduced to zero; and

(iv)	the Borrower shall prepay the Loans in full together with any other amounts owing under this Agreement or any of the other Finance Documents; and

(b)	(in the case of a Total Loss of Ship F):

(v)
the Borrower shall prepay the Facilities in an amount equal to the greater of (A) 40 per cent of the aggregate of the Available Facility and the Loans and (B) the actual insurance proceeds or Requisition Compensation for such Total Loss as paid by the insurers or the relevant government entity (on the basis that the insured value of Ship F as at the date of this Agreement is $376,000,000); and

(vi)	the Total Commitments shall be reduced accordingly.

2.9	Automatic cancellation

2.9.2
Any part of the Total Term Loan Commitments which has not become available by, or which is undrawn on, the Last Term Loan Availability Date shall be automatically cancelled at close of business in London on the Last Term Loan Availability Date.

2.9.3
Any part of the Total Revolving Loan Commitments which has not become available by, or which is undrawn on, the Last Revolving Loan Availability Date shall be automatically cancelled at close of business in London on the Last Revolving Loan Availability Date.

2.10	Restrictions

2.10.1
Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

2.10.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

2.10.3
Unless a contrary indication appears in this Agreement, any part of the Revolving Loan Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement. The Borrower may not reborrow any part of the Term Loan Facility which is prepaid or repaid.

2.10.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

2.10.5	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

2.10.6	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

2.10.7
If the Total Commitments are partially reduced and/or the Term Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clause 7.7 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced pro rata. Any prepayment shall be applied pro rata to each Lender's participation in the relevant Loan.

2.10.8
Any prepayment under this Agreement shall be made together with payment to any Hedging Provider, of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in accordance with clause 29.2 (Unwinding of Hedging Contracts) in relation to that prepayment.

Section 5 -    COSTS OF UTILISATION

1	Interest

1.11	Calculation of interest
The rate of interest on each Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

1.12	Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

1.13	Default interest

1.13.1
If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

1.13.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

1.13.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

1.14	Notification of rates of interest

1.14.1	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

1.14.2	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

2	Interest Periods

2.1	Selection of Interest Periods

2.1.2	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in relation to the Term Loan, if it has already been borrowed) in a Selection Notice.

2.1.3	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period.

2.1.4
If the Borrower fails to deliver a Selection Notice to the Agent in accordance with clause 9.1.2, the relevant Interest Period will, subject to clause 9.2 (Interest Periods overrunning Repayment Dates), be three months.

2.1.5
Subject to this clause 9, the Borrower may select an Interest Period of three or six months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

2.1.6	No Interest Period shall extend beyond the Final Repayment Date.

2.1.7
The first Interest Period for the Term Loan shall start on the Utilisation Date and each subsequent Interest Period for the Term Loan shall start on the last day of its preceding Interest Period. The Interest Period for a Revolving Loan shall start on its Utilisation Date. A Revolving Loan has one Interest Period only.

2.2	Interest Periods overrunning Repayment Dates
If the Borrower selects an Interest Period for the Term Loan which would overrun any later Repayment Date, the Term Loan shall be divided into parts corresponding to the amounts by which the Term Loan is scheduled to be repaid under clause 6.2 (Scheduled repayment of Term Loan Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loan (which shall have the Interest Period selected by the Borrower).

2.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

3	Changes to the calculation of interest

3.1	Unavailability of Screen Rate

3.1.2	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

3.1.3	If no Screen Rate is available for LIBOR for:

(a)	dollars; or

(b)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,
LIBOR shall be the Reference Bank Rate as of noon on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

3.1.4
If clause 10.1.2 above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period, there shall be no LIBOR for that Interest Period and clause 10.4.1 (Cost of funds) shall apply for that Interest Period.

3.2	Calculation of Reference Bank Rate

3.2.6
Subject to clause 10.2.2, if LIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

3.2.7
If at or about noon on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period and clause 10.4.1 (Cost of funds) shall apply to the relevant Loan for that Interest Period.

3.3	Market disruption
If before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then clause 10.4.1 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

3.4	Cost of funds

3.4.7	If this clause 10.4 applies, the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable and in any event within five Business Days of the first day of that Interest Period (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

3.4.8
If this clause 10.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

3.4.9	Any alternative basis agreed pursuant to clause 10.4.2 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

3.4.10	If this clause 10.4 applies pursuant to clause 10.3 (Market disruption) and:

(a)	a Lender's Funding Rate is less than LIBOR; or

(b)	a Lender does not supply a quotation by the time specified in clause (c) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of clause 10.4.1 above, to be LIBOR.

3.5	Notification to Borrower
If clause 10.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

3.6	Break Costs

3.6.3
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or relevant part of it or Unpaid Sum.

3.6.4	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

4	Fees

4.1	Commitment commission

4.1.8
The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 40 per cent of the Margin per annum on the undrawn and uncancelled portion of that Lender's Commitments calculated on a daily basis from the date of this Agreement.

4.1.9
The Borrower shall pay the accrued commitment commission on the first Utilisation Date, the last day of the period of three months commencing on the first Utilisation Date, on the last day of each successive period of three months, on the Last Revolving Loan Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitments at the time the cancellation is effective.

4.2	Fees
The Borrower shall pay any fees set out in a Fee Letter in the amount and at the times agreed in the applicable Fee Letter.

Section 6 -    ADDITIONAL PAYMENT OBLIGATIONS

1	Tax gross-up and indemnities

1.4	Definitions

1.4.6	In this Agreement:
Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract), other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).
Unless a contrary indication appears, in this clause 12.2 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

1.5	Tax gross-up

1.5.11	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

1.5.12
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

1.5.13
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

1.5.14
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

1.5.15
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

1.5.16	This clause 12.2 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

1.6	Tax indemnity

1.6.11
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

1.6.12	Clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(iii)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(iv)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under clause 12.2 (Tax gross-up);

(ii)	is compensated for by an increased payment under clause 12.5 (Indemnities on after Tax basis); or

(iii)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.

1.6.13
A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

1.6.14	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

1.7	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(c)
a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(d)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

1.8	Indemnities on after Tax basis

1.8.4
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

1.8.5
For the purposes of this clause 12.5 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

1.9	FATCA Information

1.9.9	Subject to clause 12.6.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

(c)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(d)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(e)
supply to that other Party such forms, documentation and other information relating to its status as the other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

1.9.10
If a Party confirms to another Party pursuant to clause 12.6.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

1.9.11
Clause 12.6.1 above shall not oblige any Finance Party to do anything and clause 12.6.1(c) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.6.1 above (including, for the avoidance of doubt, where clause 12.6.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

1.10	FATCA Deduction

1.10.2
Each Party may make any FATCA Deduction it is required to make by FATCA and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

1.10.3
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

1.11	Stamp taxes

(c)
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

(d)
Unless an Event of Default has occurred and is continuing, paragraph (a) above shall not apply in respect of any stamp duty, registration or other similar Taxes which are payable in respect of an assignment, transfer or other alienation of any kind by a Finance Party of any of its rights and/or obligations under a Finance Document.

1.12	Value added tax

1.12.4
All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.9.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

1.12.5
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

1.12.6
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

1.12.7
Any reference in this clause 12.9 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

1.12.8
In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

2	Increased Costs

2.7	Increased Costs

2.7.6
Subject to clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(c)
arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(d)	is a Basel III Increased Cost.

2.7.7	In this Agreement Increased Costs means:

(c)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(d)	an additional or increased cost; or

(e)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

2.8	Increased Cost claims

2.8.12
A Finance Party intending to make a claim pursuant to clause 13 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

2.8.13
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting forth the basis of the computation of such amount but not including any matters which such Lender or its Holding Company regards as confidential.

2.9	Exceptions

2.9.4	Clause 13 (Increased Costs) does not apply to the extent any Increased Cost is:

(e)	attributable to a Tax Deduction required by law to be made by an Obligor;

(f)
compensated for by clause 12.5 (Indemnities on after Tax basis) or clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(g)	attributable to a FATCA Deduction required to be made by a Party; or

(h)
a Basel II Increased Cost or is attributable to the implementation or application or compliance with any other law or regulation which implements the Basel II Accord (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(i)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

2.9.5	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

3	Other indemnities

3.3	Currency indemnity

3.3.17
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

3.3.18	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

3.4	Other indemnities
The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses properly incurred by that Finance Party as a result of:

(d)	the occurrence of any Event of Default;

(e)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 37 (Sharing among the Finance Parties);

(f)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Finance Party whether in respect of investigating or making an enquiry or otherwise as a result of conduct of any Relevant Party or any of their directors, officers or employees that violates any Sanctions Laws applicable to it if such loss or liability or cost and expense would not have been, or been capable of being, made or asserted against the relevant Finance Party if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents and any reasonable counsel fees and disbursements incurred by any Finance Party as a result of a Finance Party investigating or making any enquiry relating to a possible or alleged violation of any Sanctions Laws by a Relevant Party or any of their directors, officers or employees where it is reasonable for a Finance Party to investigate or make enquires in relation to any such possible or alleged violation and the Borrower has either requested that a Finance Party undertakes such investigation or makes such enquiries or has approved any such investigation or enquiries (such approval not to be unreasonably withheld or delayed);

(g)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(h)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

3.5	Indemnity to the Agent and the Security Agent
The Borrower shall promptly indemnify the Agent and the Security Agent against:

(e)	any and all Losses properly incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)
any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents, and

(f)
any cost, loss or liability (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) properly incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 38.10 (Disruption to payment systems etc.) notwithstanding the Agent's or the Security Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents.

3.6	Indemnity concerning security

3.6.8
The Borrower shall (or shall procure that another Obligor will) promptly indemnify, on an after-Tax basis, each Indemnified Person against any and all Losses properly incurred by it in connection with:

(a)	any failure by the Borrower to comply with its obligations under clause 16 (Costs and expenses) or any corresponding provisions in any other Finance Document;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver by the Finance Documents or by law;

(e)	any breach by an Obligor of the Finance Documents;

(f)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(g)
(in the case of the Security Agent and/or any other Finance Party and any Receiver) acting as Security Agent and/or as holder of any of the Security Interests under the Security Documents or Receiver under the Finance Documents or which otherwise relates to the Charged Property.

3.6.9
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself, on an after-Tax basis, out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

3.7	Continuation of indemnities
The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loans, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

3.8	Third Parties Act
Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

3.9	Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

3.10	Exclusion of liability
No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

4	Mitigation by the Lenders

4.1	Mitigation

4.1.7
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facilities ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) assigning its rights or transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

4.1.8	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

4.2	Limitation of liability

4.2.19	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

4.2.20	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

5	Costs and expenses

5.1	Transaction expenses
The Borrower shall promptly within five Business Days of demand pay the Agent, the Arrangers, the Hedging Providers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers, insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Original Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 25 (Minimum security value); or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

5.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

5.3	Enforcement, preservation and other costs
The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with;

(g)
the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(h)	any valuation carried out under clause 25 (Minimum security value); or

(i)	any inspection carried out under clause 23.8 (Inspection and notice of dry-docking) or any survey carried out under clause 23.16 (Survey report).

Section 7 -    GUARANTEE

1	Guarantee and indemnity

1.10	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(e)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(f)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(g)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document on the date when it would have been due. The amount payable by each Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

1.11	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

1.12	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

1.13	Waiver of defences
The obligations of each Guarantor under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(f)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(g)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(h)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(i)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(j)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(k)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(l)	any insolvency or similar proceedings.

1.14	Guarantor Intent
Without prejudice to the generality of clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

1.15	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

1.16	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(f)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(g)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 17.

1.17	Deferral of Guarantor’s rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 38 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

1.18	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

1.19	Assignment
The Guarantors shall maintain this guarantee regardless of any assignment, novation or any other transfer of any of the Obligors obligations under the Finance Documents or any rights arising for the Security Agent (as trustee for the Finance Parties) under the Finance Documents.

Section 8 -    REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

1	Representations
The Borrower and each Guarantor makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.37 (Times when representations are made).

1.11	Status

1.11.3	Each Obligor (except the Parent) is a limited liability company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

1.11.4	The Parent is a limited partnership, duly formed and validly existing under the law of its Original Jurisdiction.

1.11.5	Each Obligor and each other Group Member has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

1.12	Binding obligations
Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and any Charter Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

1.13	Power and authority

1.13.1
Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document and any Charter Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

1.13.2
No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document or any Charter Document to which such Obligor is, or is to be, a party.

1.14	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the Charter Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(c)	any law or regulation applicable to any Obligor;

(d)	the Constitutional Documents of any Obligor; or

(e)	any agreement or other instrument binding upon any Obligor or any other Group Member or its or any other Group Member's assets, or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Group Member's assets, rights or revenues.

1.15	Validity and admissibility in evidence

1.15.2	All authorisations required or desirable:

(g)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document to which it is a party;

(h)	to make each Finance Document and any Charter Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(i)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them, have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

1.15.3
All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

1.16	Governing law and enforcement

1.16.2	The choice of English law or any other applicable law as the governing law of any Finance Document and any Charter Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.

1.16.3	Any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor's Relevant Jurisdictions.

1.17	Information

1.17.1	Any Information is true and accurate in all material respects at the time it was given or made.

1.17.2	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

1.17.3	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

1.17.4
All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

1.17.5
For the purposes of this clause 18.7, Information means: any information provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Finance Documents or any Charter Document or the transactions referred to in them.

1.18	Original Financial Statements

1.18.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

1.18.2
The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial year.

1.18.3
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

1.19	Pari passu ranking
Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

1.20	Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

1.21	No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 30.10 (Insolvency proceedings) or creditors' process described in clause 30.11 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.9 (Insolvency) applies to any Group Member.

1.22	No filing or stamp taxes
Other than in respect of the Mortgages, the Mortgage Transfer and any Finance Documents executed by an Obligor incorporated in the United Kingdom which will need to be registered at Companies House, under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Finance Document or any Charter Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or any Charter Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

1.23	Tax

1.23.1
No Obligor is required to make any Tax Deduction from any payment it may make under any Finance Document to which it is, or is to be, a party and no Owner, Bareboat Charterer or, to the knowledge of any Obligor, Time Charterer is required to make any such Tax Deduction from any payment it may make under any Charter Document.

1.23.2
Other than as specifically stated in any Legal Opinion delivered to the Agent in connection with the first Utilisation of Term Loan Facility, the execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)	having any liability in respect of Tax in any Flag State;

(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.

1.24	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), each Obligor's centre of main interest (as that term is used in Article 3(1) of the Regulation) is, so far as the Borrower and the Parent are aware without making enquiry, situated in its Original Jurisdiction and no Obligor has any "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

1.25	No Default

1.25.1
No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document.

1.25.2
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor's (or any other Group Member's) assets are subject which might have a Material Adverse Effect.

1.26	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

1.27	No breach of laws

1.27.1	No Obligor or other Group Member has breached any law or regulation which breach might have a Material Adverse Effect.

1.27.2
No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which may have a Material Adverse Effect.

1.28	Environmental matters

1.28.1	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or circumstances which might have, a Material Adverse Effect.

1.28.2	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

1.28.3
No Environmental Claim has been made or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

1.29	Tax compliance

1.29.1	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

1.29.2
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect, except as separately disclosed in writing and agreed by the Agent (acting on the instructions of the Lenders).

1.29.3	Each of the Borrower and the Parent are (so far as the Borrower and the Parent are aware) resident for Tax purposes only in their Original Jurisdiction.

1.30	Anti-corruption law
Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

1.31	Security and Financial Indebtedness

1.31.1	No Security Interest exists over all or any of the present or future assets of any Owner or Bareboat Charterer in breach of this Agreement.

1.31.2	No Owner or Bareboat Charterer has any Financial Indebtedness outstanding in breach of this Agreement.

1.32	Legal and beneficial ownership
Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents, to which it is a party.

1.33	Shares
The shares of each Owner and Bareboat Charterer are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of each Owner and Bareboat Charterer do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Owner or Bareboat Charterer (including any option or right of pre-emption or conversion).

1.34	Accounting Reference Date
The financial year-end of each Obligor and other Group Member is the Accounting Reference Date.

1.35	No adverse consequences

1.35.1
Other than as specifically stated in any Legal Opinion delivered to the Agent in connection with the first Utilisation of Term Loan Facility, it is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

1.35.2
Other than as specifically stated in any Legal Opinion delivered to the Agent in connection with the first Utilisation of Term Loan Facility, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

1.36	Copies of documents
The copies of the Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

1.37	No breach of any Charter Document
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any material provisions of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it.

1.38	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.

1.39	Ship status
Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification with the highest class free of all overdue requirements and recommendations of the relevant Classification Society; and

(d)	insured in the manner required by the Finance Documents.

1.40	Ship's employment
Each Ship shall on the first day of the relevant Mortgage Period:

(a)	have been delivered, and accepted for service, under (if applicable) its Bareboat Charter and its Time Charter; and

(b)	be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.

1.41	Address commission
There are no rebates, commissions or other payments in connection with any Time Charter or Bareboat Charter other than those referred to in it.

1.42	Sanctions

1.42.1
Each Relevant Party and its respective directors, officers and employees and, so far as each Relevant Party is aware, any of its agents or representatives is and, for the period of twelve months prior to the date of this Agreement, was in compliance with all Sanctions Laws which are applicable to such Relevant Party.

1.42.2	No Relevant Party, nor their respective directors, officers or employees or, so far as each Relevant Party is aware, their agents or representatives:

(a)	is a Restricted Party, or is involved in any transaction through which it will become a Restricted Party; or

(b)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it with respect to Sanctions Laws.

1.43	Sanctions Laws applicable to Finance Parties
As far as the Borrower is aware, without enquiry, as at the date of this Agreement, the operation of any Ship does not breach Sanctions Laws applicable to a Finance Party based on specific information provided by that Finance Party to the Borrower.

1.44	No money laundering
In relation to the borrowing by the Borrower of the Loans, the performance and discharge of the Obligors' obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement and the Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council).

1.45	No corrupt practices

1.45.1	No Loan is used by any Obligor for and no Obligor is engaged in:

(a)
Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions and each Obligor has instituted and maintains policies and procedures designed to prevent violation of any laws, regulations and rules which prohibit any such Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices;

(b)	the Financing of Terrorism.

1.45.2	For the purposes of this clause 18.35, the following definitions shall apply:
Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.
Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party or any other activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.
Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.
Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.
Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

1.46	Financing of vessels owned by Group Members
No Group Member has entered into any financing arrangement in relation to any vessel owned by any Group Member which contains dividend and distribution provisions which are more restrictive than the provisions contained in clause 28.12 (Distributions and other payments), other than in relation to the vessel Nusantara Regas Satu, full particulars of which have been disclosed to the Agent.

1.47	Times when representations are made
All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made on the dates of:

(a)	this Agreement;

(b)	the first Utilisation Request; and

(c)	the first Utilisation.

1.47.2	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request, the date of issuance of each Compliance Certificate and the first day of each Interest Period.

1.47.3	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.

1.47.4
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

2	Information undertakings
The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.
In this clause 19:
Annual Financial Statements means the financial statements for a financial year of the Group and the Borrower delivered pursuant to clause 19.1.1(a).
Quarterly Financial Statements means the financial statements for a financial quarter of the Group delivered pursuant to clause 19.1.219.1.2.

2.3	Financial statements

2.3.15	The Borrower shall supply to the Agent as soon as the same become available, but in any event within 180 days after the end of each financial year:

(a)	the audited consolidated financial statements of the Group for that financial year; and

(b)	the unaudited financial statements of the Borrower for that financial year.

2.3.16
The Borrower shall supply to the Agent as soon as the same become available, but in any event within 60 days after the end of each financial quarter of each financial year the unaudited consolidated financial statements of the Group for that financial quarter.

2.3.17
As soon as they become available, but in any event within two months after the end of each financial year of the Group, the Borrower shall deliver to the Agent the budget and annual cash flow projections of the Group.

2.4	Provision and contents of Compliance Certificate

2.4.5	The Borrower shall supply a Compliance Certificate to the Agent, with each set of Annual Financial Statements and each set of Quarterly Financial Statements for the Group.

2.4.6
Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants) and in respect of each Compliance Certificate provided together with each set of Annual Financial Statements, clause 25 (Minimum security value).

2.4.7	Each Compliance Certificate shall be signed by the chief financial officer of the Parent or, in his or her absence, by two directors of the Parent.

2.5	Requirements as to financial statements

2.5.10
The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a profit and loss account, a balance sheet and, in all cases other than in respect of the Borrower, a cashflow statement and that, in addition, each set of Annual Financial Statements of the Group shall be audited by the Auditors.

2.5.11	Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall:

(j)	be prepared in accordance with GAAP;

(k)
give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor as at the date as at which those financial statements were drawn up; and

(l)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors' opinion.

2.5.12
The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(j)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

2.5.13
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

2.6	Year-end
The Borrower shall procure that each financial year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

2.7	Information: miscellaneous
The Borrower shall deliver to the Agent:

(m)
at the same time as they are dispatched, copies of all financial statements, financial forecasts, proxy statements and other material communications and documents dispatched by the Parent or any Obligors to its shareholders or creditors generally (or any class of them);

(n)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $10,000,000 (or its equivalent in other currencies);

(o)	promptly upon becoming aware of them, the details of any change of law or regulation which is likely to have a Material Adverse Effect;

(p)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(q)
promptly on request, such further information regarding the financial condition, business, assets and operations of the Group and/or any Group Member and/or any Obligor as any Finance Party through the Agent may reasonably request provided that the provision of such further information would not breach any obligation of confidentiality.

2.8	Information: Sanctions
The Borrower shall procure that each Relevant Party shall supply to the Agent:

(h)
promptly upon becoming aware of them, the details of any enquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it or any of its respective directors, officers or employees, as well as information on what steps are being taken with regards to answer or oppose such;

(i)
promptly upon becoming aware of them, notice of any enquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against any of its agents or representatives; and

(j)	promptly upon becoming aware, notice that it or any of its respective directors, officers, employees, agents or representatives has become or will become a Restricted Party.

2.9	Information: US waters
The Borrower shall provide the Agent with at least ten days prior written notice of any Ship entering US Waters together with a confirmation as to how long the relevant Ship will remain in US Waters.

2.10	Notification of Default
The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

2.11	Sufficient copies
The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

2.12	Use of websites

2.12.3
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website (the Parties agree that the Agent’s Debtdomain system or such other similar system shall be acceptable) designated by the Borrower and the Agent (the Designated Website) if:

(h)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(i)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(j)	the information is in a format previously agreed between the Borrower and the Agent.

2.12.4	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

2.12.5	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(k)	the Designated Website cannot be accessed due to technical failure;

(l)	the password specifications for the Designated Website change;

(m)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(n)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(o)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraphs (a) or (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

2.13	"Know your customer" checks
If:

(f)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(g)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(h)
a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment, obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender or Hedging Provider) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender or any Hedging Provider (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (c) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

2.13.2
Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

3	Financial covenants
The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period, as tested on a quarterly basis in accordance with clause 20.3 (Financial Testing).

3.4	Financial definitions
In this clause 20 and in clause 1.1 (Definitions):
Cash Equivalents means:

(c)	deposits with first class international banks the maturity of which does not exceed 12 months;

(d)	bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(e)	any other instrument approved by the Security Agent, with the authorisation of the Majority Lenders.
Consolidated Debt Service means, for any financial period of the Group, the sum to be the aggregate amount of principal, interest due and payable thereon and all other amounts which shall fall due and will be paid by each Group Member in such period in respect of Total Indebtedness.
Consolidated Net Worth means, for the Parent (on a consolidated basis), the total value of the stockholders equity determined in accordance with GAAP as shown on the consolidated balance sheet contained in the most recent Annual Financial Statements and Quarterly Financial Statements of the Group delivered pursuant to clause 19.1 (Financial statements).
EBITDA means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation for such period:

(a)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation charged which relates to such period;

(d)	adjusted to exclude any exceptional or extraordinary costs or income; and

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts.
Free Liquid Assets means cash or Cash Equivalents freely available for use by the Parent and/or any other Group Member for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents similar to that in clause 20.2(a)) notwithstanding any Security Interest, right of set-off or agreement with any other party, where:

(a)
the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Agent) on which the same are listed or any dealing facility through which the same are generally traded; and

(b)
any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Security Agent as at any date of determination.

Interest means, in respect of any specified Financial Indebtedness, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness including:

(a)	gross interest, commitment fees, discount and acceptance fees and guarantee, fronting and ancillary facility fees payable or incurred on any form of such Financial Indebtedness; and

(b)	arrangement fees or other upfront fees.
Interest Payable means, in respect of any period, the aggregate (calculated on a consolidated basis for the Group) of:

(a)
the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash payment) to the extent capitalised as principal during such period; and

(b)
net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements).

Interest Receivable means, in respect of any period, the amount of Interest accrued on cash balances of the Group (including the amount of interest accrued on the Accounts, to the extent that the account holder is entitled to receive such interest) during such period.
Net Debt means, on a consolidated basis, an amount equal to Total Indebtedness minus Free Liquid Assets and cash deposits restricted under the terms of such debt, as evidenced by the consolidated balance sheet for the Group from time to time.
Total Indebtedness means the aggregate debt and capital lease obligations (as such terms are defined in GAAP and presented in the consolidated balance sheet for the Group from time to time) as demonstrated by the Annual Financial Statements and Quarterly Financial Statements of the Group delivered pursuant to clause 19.1 (Financial statements) including negative mark-to-market valuations of any Treasury Transactions (after reducing those negative mark-to-market valuations by netting them with any positive mark-to-market valuations of Treasury Transactions entered into with the same derivative counterparty) and any transactions which might have the effect of commercial borrowing under GAAP.

3.5	Financial condition
The Borrower shall ensure that:

(a)	Free Liquid Assets: the aggregate value of the Free Liquid Assets of the Group is at all times not less than $30,000,000.

(b)	Net Debt to EBITDA: on any financial quarter end date, the ratio of Net Debt to EBITDA for the previous 12 months, on a trailing four quarter basis, shall be no greater than 6.50:1.

(c)
EBITDA to Consolidated Debt Service: on any financial quarter end date, the ratio of EBITDA to Consolidated Debt Service for the previous 12 months, on a trailing four quarter basis, shall be no less than 1.15:1.

(d)	Consolidated Net Worth: at all times the Consolidated Net Worth shall be equal to or greater than $250,000,000.

3.6	Financial testing
The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements delivered pursuant to clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate).

4	General undertakings

4.1.18	The Borrower and each Guarantor undertakes that this clause 21 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period.

4.2	Use of proceeds

4.2.8	The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

4.2.9
No proceeds of the Loans shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws or that could result in any Relevant Party or a Finance Party being in breach of any Sanctions Laws or becoming a Restricted Party.

4.3	Authorisations
Each Obligor will promptly:

(c)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(d)	supply certified copies to the Agent of,
any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and the Charter Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or any Charter Document; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

4.4	Compliance with laws

4.4.14	Each Obligor and each other Group Member will, comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

4.4.15	The Borrower shall procure that each of the Relevant Parties shall:

(a)	comply with all laws or regulations:

(iv)	applicable to its business; and

(v)	applicable to the Ship, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, the laws of the Flag State and all Sanctions Laws applicable to the Relevant Parties and any other Sanctions Laws which, to the best of any Relevant Party's knowledge or belief, apply to the Finance Parties;

(b)
obtain, comply with and do all that is necessary to maintain in full force and effect any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to the Ship or its operation required under any Environmental Law; and

(c)
without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws applicable to the Ship or to any Relevant Party or, to the best of any Relevant Party’s knowledge or belief, any Finance Party.

4.5	Sanctions

4.5.6
The Borrower shall maintain in effect policies and procedures designed to ensure compliance by it, and shall procure that each Relevant Party maintains in effect policies and procedures designed to ensure compliance by such Relevant Party and the directors, officers and employees of it and of each Relevant Party, with all Sanctions Laws which are applicable to it or any other Relevant Party and to ensure that each Relevant Party and the directors, officers and employees of each Relevant Party do not engage in any activity that could reasonably be expected to result in any such person being designated as a Restricted Party. Upon request, the Borrower shall provide the Agent with full details of such policies and procedures.

4.5.7
No Relevant Party shall use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties if this shall lead to a breach of Sanctions Laws.

4.6	Anti-corruption law

4.6.2
No Obligor or other Group Member will directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

4.6.3	Each Obligor shall (and the Borrower shall ensure that each other Group Member will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

4.7	Tax compliance

4.7.9	Each Obligor and each other Group Member shall pay and discharge all Taxes imposed upon it or its assets within the time allowed by law without incurring penalties unless and only to the extent that:

(e)	such payment is being contested in good faith;

(f)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(g)	such payment can be lawfully withheld.

4.7.10
Except as approved by the Majority Lenders, each Bareboat Charterer shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

4.8	Change of business
Except as approved by the Majority Lenders, no change will be made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

4.9	Merger and corporate reconstruction
Subject to the proviso set out below, except as approved by the Lenders:

(a)	no Obligor will enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction; and

(b)	no Obligor will change its corporate structure and the Parent will remain a master limited partnership, provided that the Borrower shall be entitled to establish additional Subsidiaries.

4.10	Further assurance

4.10.6
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(h)
to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(i)
to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(j)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(k)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 32.1 (Assignments by the Lenders).

4.10.7
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

4.11	Negative pledge in respect of Charged Property
Except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

4.12	Environmental matters

4.12.4
The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

4.12.5	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.

5	Dealings with the Ships
The Borrower and each Guarantor (other than the Parent) undertakes that this clause 22 will be complied with in relation to each Ship throughout the relevant Ship's Mortgage Period.

5.1	Ship's name and registration

(a)
The Ship's name shall only be changed after prior notice to the Agent and, the Borrower shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)
The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State. Except with approval of the Lenders, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), provided that no such approval shall be required for the registration of a Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of that Ship (which are, in the opinion of the Lenders, equivalent to those in place prior to such registration) in favour of the Security Agent immediately following the registration of such ship under the flag of that Approved Flag State. If a registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

5.2	Sale or other disposal of a Ship
Except with approval of the Lenders or as may be agreed in the Lease Agreement or the Finance Documents, the relevant Owner, or as the case may be in the case of Ship G, the Lessor (or, following a Standby Ship Disposition, the Standby Purchaser), will not sell, or agree to sell, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it, unless the consideration for such sale, transfer or disposal (together with any other unencumbered or unrestricted cash available to the Borrower or to the relevant Owner) shall be sufficient to meet the Borrower’s prepayment obligations under clause 7.8 (Sale or Total Loss).

5.3	Manager
Each Ship shall be managed by a technical and a commercial manager. A manager of the Ship shall not be appointed unless that manager and the terms of its appointment are approved (such approval not to be unreasonably withheld or delayed) by the Majority Lenders in writing and it has delivered a duly executed Manager's Undertaking. There shall be no change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved (such approval not to be unreasonably withheld or delayed).

5.4	Copy of Mortgage on board
A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew's wages and salvage) and to any representative of the Agent or the Security Agent.

5.5	Notice of Mortgage
A framed printed notice of the Ship's Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of the Ship. The notice must be in plain type and read as follows:
"NOTICE OF MORTGAGE
This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew's wages and salvage".
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew's wages and salvage.

5.6	Conveyance on default
Where the Ship (other than Ship G) is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent's request, immediately execute such form of transfer of title to the Ship as the Agent may require.

5.7	Chartering

5.7.6
Except with approval of the Lenders (which approval shall not be unreasonably withheld or delayed), the relevant Owner shall not enter into any charter commitment for the Ship (except for the Ship's Time Charter, Bareboat Charter, Lease Agreement or Standby Lease), which is:

(a)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(b)	capable of lasting more than 13 calendar months;

(c)
on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(d)	to another Group Member.

5.8	Lay up
Save with respect to the current and prospective lay up of Ship B, except with approval (which approval, in relation to a Ship which is subject to a Time Charter, shall not be unreasonably withheld where the request is (i) made by the Time Charterer, (ii) made at a time when the relevant Time Charter has not been terminated, cancelled, rescinded and has not expired and the relevant Ship is continuing in service under the relevant Time Charter and (iii) made at a time when the relevant Time Charterer is not in breach of any of its obligations under the relevant Time Charter), the Ship shall not be laid up or deactivated.

5.9	Sharing of Earnings
Except with approval, neither the relevant Owner nor the relevant Bareboat Charterer shall enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

5.10	Payment of Earnings
The relevant Owner's and (if applicable) Bareboat Charterer's Earnings from the Ship shall be paid in the way required by the Ship's Assignment Deed, or otherwise in accordance with the provisions of this Agreement.

6	Condition and operation of the Ships
The Borrower undertakes that this clause 23 will be complied with in relation to each Ship throughout the relevant Ship's Mortgage Period.

6.1	Defined terms
In this clause 23 and in Schedule 3 (Conditions precedent):
applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Ship's Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

6.2	Repair
The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship's value is not reduced.

6.3	Modification
Except with approval (which shall not be unreasonably delayed) the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

6.4	Removal of parts
Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

6.5	Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without causing damage to the structure or fabric of the Ship or incurring significant expense.

6.6	Maintenance of class; compliance with laws and codes
The Ship's class shall be the relevant Classification. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes and regulations (including, but not limited to, all Environmental Laws and all applicable Sanctions Laws). There shall be kept in force and on board the Ship or in such person's custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person's custody.

6.7	Surveys
The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

6.8	Inspection and notice of dry-dockings
The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose, which right shall only be exercised once per calendar year in respect of each Ship or, if a Default has occurred, at any further times whilst such Default is continuing. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

6.9	Prevention of arrest
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

6.10	Release from arrest
The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

6.11	Information about the Ship
The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

6.12	Notification of certain events
The Agent shall promptly be notified of:

(d)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;

(e)	any occurrence which may result in the Ship becoming a Total Loss;

(f)	any requisition of the Ship for hire;

(g)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(h)	any withdrawal or threat to withdraw any applicable operating certificate;

(i)	the issue of any operating certificate required under any applicable code;

(j)	the receipt of notification that any application for such a certificate has been refused;

(k)
any requirement or recommendation made in relation to the Ship by any insurer or the Ship's Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(l)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

6.13	Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

6.14	Evidence of payments
The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(e)	the wages and allotments and the insurance and pension contributions of the Ship's crew are being promptly and regularly paid;

(f)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and

(g)	the Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

6.15	Repairers' liens
Save with respect to scheduled periodic dry-docking, except with approval, the Ship shall not be put into any other person's possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

6.16	Survey report
As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. This right shall only be exercised once per calendar year in respect of each Ship or, if a Default has occurred, at any further times whilst such Default is continuing. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

6.17	Lawful use
The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated;

(d)	in any manner contrary to any applicable Sanctions Laws; or

(e)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods, and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen.

6.18	War zones
Except with approval, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship's war risk insurers. If approval is granted for it to do so, any requirements of the Agent and/or the Ship's insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

7	Insurance
The Borrower undertakes that this clause 24 shall be complied with in relation to each Ship and its Insurances throughout the relevant Ship's Mortgage Period.

7.1	Insurance terms
In this clause 24:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in clause 24.2(a).
minimum hull cover means, in relation to a Ship, an amount equal at the relevant time to the higher of (a) the Vessel Value of the Ship; and (b) 120 per cent of such proportion of the Available Facility as is equal to the proportion which the Vessel Value of such Ship bears to the aggregate of the Vessel Values of all of the Ships.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

7.2	Coverage required
The Ship shall at all times be insured:

(a)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks, piracy and confiscation risks) on an agreed value basis, for at least its minimum hull cover, provided that, in the event that part of the agreed insurable value of the Ship is insured by way of an increased value policy (or, in the case of cover under the Nordic Marine Insurance Plan, a hull interest policy), the hull and machinery marine risks policy shall be for an amount of not less than 80 per cent of the agreed insurable value, unless the relevant approved brokers or approved insurers have confirmed in writing to the Agent that such hull and machinery marine risks policy provides that the conditions for condemnation will be met when any casualty damage to the Ship is sufficiently extensive that the cost of removing and repairing the Ship exceeds the amount insured under the hull and machinery marine risks policy, in which case the hull and machinery marine risks policy shall be for an amount of not less than 66 2/3 per cent of the agreed insurable value;

(b)
against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (which, in relation to liability for oil pollution, is currently $1,000,000,000);

(c)	against loss of earnings in an amount approved by the Agent;

(d)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(e)	on terms which comply with the other provisions of this clause 24.

7.3	Placing of cover
The insurance coverage required by clause 24.2 (Coverage required) shall be:

(c)
in the name of the Ship's Owner and (in the case of the Ship's hull cover) no other person (other than the Security Agent if required by it) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(d)
if the Agent so requests, in the joint names of the Ship's Owner and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(e)	in dollars or another approved currency;

(f)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(g)	on approved terms and with approved insurers or associations.

7.4	Deductibles
The aggregate amount of any excess or deductible under the Ship's hull cover shall not exceed an approved amount.

7.5	Mortgagee's insurance
The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Ships on approved terms, or in considering or making claims under:

(e)
a mortgagee's interest insurance cover for the benefit of the Finance Parties for an aggregate amount up to 120 per cent of the Available Facility and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties if a Ship enters US Waters for at least that Ship’s minimum hull cover; and

(f)
any other insurance cover which the Agent reasonably requires in respect of any Finance Party's interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents), provided that the taking out of such cover is in accordance with the then current market practice within the shipping finance industry for ships of the type of the Ships.

7.6	Fleet liens, set off and cancellations
If the Ship's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(c)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Ships); or

(d)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Ship and any other Ships is provided under a separate policy from any other vessels.

7.7	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

7.8	Details of proposed renewal of Insurances
At least 7 days before any of the Ship's Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

7.9	Instructions for renewal
At least seven days before any of the Ship's Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

7.10	Confirmation of renewal
The Ship's Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

7.11	P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

7.12	Insurance documents
The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship's Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship's Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

7.13	Letters of undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

7.14	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and Bareboat Charterer and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

7.15	Insurance correspondence
If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship's Insurances as soon as they are available.

7.16	Qualifications and exclusions
All requirements applicable to the Ship's Insurances shall be complied with and the Ship's Insurances shall only be subject to approved exclusions or qualifications.

7.17	Independent report

7.17.3
If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship's Insurances then the Agent shall be provided promptly with such a report.

7.17.4	The following such reports shall be provided at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report:

(a)	as required pursuant to paragraph 6(a) of the conditions precedent set out in Part 2 of Schedule 3 (Conditions precedent);

(b)	one further such report following any material change (in the opinion of the Agent acting on the instructions of the Lenders (acting reasonably)) to the Ship's Insurances; or

(c)	any further such reports requested at any time during which a Default has occurred and is continuing.

7.17.5
The cost of any reports requested by the Agent under clause 24.17.1 in excess of those for the account of the Borrower under clause 24.17.2 shall be for the account of the Agent but the Borrower shall nonetheless provide the Agent with such information as it requires in order to obtain such a report.

7.18	Collection of claims
All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship's Insurances shall be provided promptly.

7.19	Employment of Ship
The Ship shall only be employed or operated in conformity with the terms of the Ship's Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

7.20	Declarations and returns
If any of the Ship's Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

7.21	Application of recoveries
All sums paid under the Ship's Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

7.22	Settlement of claims
Any claim under the Ship's Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval of the Lenders (which approval, in the case of a Major Casualty, shall not be unreasonably withheld or delayed).

7.23	Change in insurance requirements
If the Agent gives notice to the Borrower to change the terms and requirements of this clause 24 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement and in order to better align the terms and requirements of this clause 24 with the then current market practice within the shipping finance industry for ships of the type of the Ships), this clause 24 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

8	Minimum security value
The Borrower undertakes that this clause 25 will be complied with throughout any Mortgage Period.

8.1	Valuation of assets
For the purpose of the Finance Documents, the value at any time of any Ship or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25 or, if no such value has been obtained, its value under any valuation provided pursuant to clause 4 (Conditions of Utilisation).

8.2	Valuation frequency
Valuation of each Ship and each such other asset in accordance with this clause 25 may be required by the Agent (acting on the instructions of the Majority Lenders) at any time.

8.3	Expenses of valuation
The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing:

(h)
one set of valuations of each Ship per calendar year (which shall not include the costs and expenses of providing any valuations required under clause 4 (Conditions of Utilisation) which shall also be for the account of the Borrower);

(i)	in addition to those referred to in (a) above, any sets of valuations carried out at any time when an Event of Default has occurred and is continuing;

(j)
in addition to those referred to in (a) above, any sets of valuations required pursuant to the terms of clause 7.8 (Sale or Total Loss) which valuations must be carried out not more than 30 days prior to the relevant event under the terms of 7.8 (Sale or Total Loss);

(k)
in addition to those referred to in (a) above, any sets of valuations required pursuant to the terms of clause 30.21 (Charter termination) which valuations must be carried out not more than 30 days prior to the relevant event under the terms of 30.21 (Charter termination);

(l)
in addition to those referred to in (a) above, any sets of valuations requested by the Agent (acting on the instructions of the Majority Lenders) in connection with any Utilisation (other than in respect of a Rollover Loan) and carried out not more than 30 days prior to the Utilisation Date for such Utilisation.

8.4	Valuations procedure
The value of any Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 25. Additional security provided under this clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Lenders).

8.5	Currency of valuation
Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent's spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

8.6	Basis of valuation
Each valuation will be addressed to the Agent in its capacity as such and made:

(m)	without physical inspection (unless required by the Agent);

(n)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and

(o)	without taking into account the benefit or the burden of any charter commitment.

8.7	Information required for valuation
The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

8.8	Approval of valuers
All valuers must have been approved. The Agent may (acting on the instructions of the Majority Lenders) from time to time notify the Borrower of approval of one or more independent ship brokers as valuers for the purposes of this clause 25. The Agent shall (following receipt of instructions of the Majority Lenders) respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower. The Agent may (acting on the instructions of the Majority Lenders) at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 25, the Agent shall (acting on the instructions of the Majority Lenders) promptly notify the Borrower of the names of at least three valuers which are approved. The approved valuers as at the date of this Agreement are Affinity (Shipping) LLP, Clarkson Valuations Ltd., Poten & Partners Inc., Barry Rogliano Salles & Cie, Braemar ACM Valuations Ltd. And Fearnleys AS.

8.9	Appointment of valuers
When a valuation is required for the purposes of this clause 25, the Agent (acting on the instructions of the Majority Lenders) or, if so approved at that time, the Borrower shall promptly appoint approved valuers to provide such a valuation. If the Borrower is approved to appoint valuers but fails to do so promptly, the Agent may appoint approved valuers to provide that valuation.

8.10	Number of valuers
Each valuation must be carried out by two approved valuers of whom one shall be nominated by the Agent and the other by the Borrower. If the Borrower fails promptly to nominate a second valuer then the Agent may (acting on the instructions of the Majority Lenders) nominate the second valuer.

8.11	Differences in valuations
If valuations provided by individual valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations. If the higher of the two valuations obtained pursuant to clause 25.10 is more than 110 per cent of the lower of the two valuations then a third valuation shall be obtained by the Agent (acting on the instructions of the Majority Lenders) from a third approved valuer and the value of the relevant ship for the purposes of the Finance Documents will be the mean average of those three valuations.

8.12	Security shortfall
If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

(p)	provide additional security over other assets approved by the Majority Lenders in accordance with this clause 25; and/or

(q)
cancel part of the Available Facility under clause 7.5 (Voluntary cancellation) and prepay the required amount on five Business Days' notice such prepayment to be applied against the Term Loan and the Revolving Loan on a pro rata basis.

Any cancellation of part of the Available Facility pursuant to this clause 24.12 shall reduce the Total Commitments by the same amount and shall reduce the Commitments pro rata.

8.13	Creation of additional security
The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Lenders;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;

(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may reasonably require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 in relation to that amendment and additional security and its execution and (if applicable) registration.

9	Chartering undertakings
The Borrower and each Guarantor (other than the Parent), undertakes that this clause 26 will be complied with in relation to each Ship and its Charter Documents and by the relevant Owner and Bareboat Charterer throughout the relevant Ship's Mortgage Period.

9.1	Variations
Except with approval (such approval not to be unreasonably withheld by the Agent, Security Agent or the Lenders) the Charter Documents and the Lease Agreement shall not be varied in any material respect. The Security Agent shall, once the Agent has received instructions from the Lenders and at the same time as the Agent notifies the Borrower of any approval or rejection to a variation of the Charter Documents or the Lease Agreement, notify the Bareboat Charterer and the Time Charterer of such approval or rejection.

9.2	Releases and waivers
Except with approval, there shall be no release by the relevant Owner or Bareboat Charterer of any obligation of any other person under the Charter Documents (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

9.3	Termination by relevant Owner or Bareboat Charterer
Except with approval, the relevant Owner or Bareboat Charterer shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Time Charter or Bareboat Charter (as applicable) or take any similar action. In the case of any termination or rescission of or withdrawal of the Ship from service under the Bareboat Charter, such approval shall not be unreasonably withheld or delayed if the Borrower has satisfied the Agent that a replacement bareboat charter commitment acceptable to the Agent will be entered into with another Group Member immediately thereafter and the Time Charter shall continue in full force and effect following such replacement.

9.4	Charter performance
The relevant Owner or Bareboat Charterer shall perform its obligations under the Charter Documents and use its best endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

9.5	Notice of assignment
The relevant Owner and (if applicable) the relevant Bareboat Charterer shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the relevant Assignment Deed for that Ship and shall exercise reasonable commercial efforts to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein in accordance with clause 4.7(a) (Conditions subsequent).

9.6	Payment of Charter Earnings
All Earnings which the relevant Owner or Bareboat Charterer is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents and the provisions of this Agreement and, in the case of the Bareboat Charterer, without any set-off or counter-claim and free and clear of any deductions or withholdings.

9.7	Enforcement of charter assignment
The Bareboat Charterer shall allow the Security Agent to enforce the rights of the relevant Owner under the Bareboat Charter as assignee of those rights under the relevant Assignment Deed.

9.8	Assignment by Bareboat Charterer
Except with approval, the Bareboat Charterer shall not assign or otherwise dispose of its rights under the Bareboat Charter (which approval shall not be unreasonably withheld or delayed if the Borrower has satisfied the Agent that the Time Charter shall continue in full force and effect following such assignment or disposal and if the assignment or disposal is to another Group Member).

9.9	Sub-chartering
Except with approval, the Bareboat Charterer shall not enter into any charter commitment for the Ship (other than the relevant Time Charter) which, if entered into by the relevant Owner would require approval under clause 22.7 (Chartering) and if the Security Agent is at any time entitled to enforce its rights as mortgagee of the Ship or otherwise under the terms of any Mortgage and/or the Proceeds Deed, the Bareboat Charterer will exercise its rights under any sub-charter of the Ship in such manner as the Agent may direct.

9.10	Performance of other undertakings
The Bareboat Charterer shall not do anything which would or might prevent the Borrower complying with clauses 22 (Dealings with the Ships), 23 (Condition and operation of the Ships) or 24 (Insurance)) or fail to do anything required by the Bareboat Charter where failure to do so would or might have such an effect.

9.11	Bareboat Charterer's manager
A manager of the Ship shall not be appointed by the Bareboat Charterer unless that manager and the terms of its employment are approved by the Lenders and it has delivered a duly executed Manager's Undertaking.

9.12	Bareboat Charterer's loss of earnings insurance
The Bareboat Charterer shall insure its Earnings from the Ship against loss of those Earnings in an amount, on terms, in a manner and with insurers which are approved and comply with clauses 24.4 (Deductibles), 24.7 (Payment of premiums) and 24.23 (Change in insurance requirements) in relation to such insurance of such Earnings.

10	Bank accounts
The Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

10.1	Earnings Account

10.1.11	An Obligor or all of the Obligors jointly shall be the holder(s) of one or more Accounts with the Account Bank which is designated as an "Earnings Account" for the purposes of the Finance Documents.

10.1.12
The Earnings of the Ships (other than amounts in Brazilian real in respect of Ship E and Ship F paid to the Brazilian Accounts) and all moneys payable to the relevant Owner and/or (if applicable) the relevant Bareboat Charterer under the Ship's Insurances and any net amount payable to the Borrower under any Hedging Contract shall be paid by the persons from whom they are due or, if applicable, paid by the Owner and/or (if applicable) the relevant Bareboat Charterer or the Borrower receiving the same, to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

10.1.13	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clauses 27.1.4 and 27.1.5.

10.1.14
If there is no continuing Default or Event of Default and subject as otherwise prohibited under this Agreement, the Borrower shall be entitled to deal freely with amounts standing to the credit of any Earnings Accounts for which it is the Account Holder.

10.1.15	If there is no continuing Default or Event of Default, the Bareboat Charterers and Owners may withdraw the following amounts from an Earnings Account:

(a)
payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment unless it is a voluntary prepayment under clause 7.6 (Voluntary prepayment) or payments under Hedging Contracts attributable to the partial unwind of any Hedging Contract pursuant to clause 29.2 (Unwinding of Hedging Contracts));

(b)
payments then due under Hedging Contracts entered into to protect against the fluctuation in the rate of interest payable under the Finance Documents or the price of goods or services purchased by the relevant Owner for the purpose of operating a Ship;

(c)
payments to another Earnings Account of a Bareboat Charterer or Owner (which shall include, in relation to the Bareboat Charterers, payment of hire under the relevant Bareboat Charter to the relevant Owner);

(d)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Ship;

(e)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due; and

(f)	any payments permitted under clauses 28.6 (Disposals), 28.10 (Acquisitions and investments) and 28.12 (Distributions and other payments)
PROVIDED ALWAYS THAT (but without prejudice to rights of the Finance Parties under this Agreement following or in respect of the termination of any Time Charter) the Borrower shall procure that, in respect of each Ship, there is a minimum of $2,000,000 maintained in the relevant Owner Earnings Account relating to such Ship at any time when the relevant Time Charter has been terminated and has not been replaced by another charter commitment approved by the Lenders.

10.2
The Borrower shall procure that amounts standing to the credit of the relevant Brazilian Account are used solely for the payment of the proper costs and expenses of repairing, operating and maintaining Ship E and Ship F. If an Event of Default has occurred and is continuing and if the Agent so requests, the Borrower shall procure that all amounts standing to the credit of the relevant Brazilian Account are transferred to a Bareboat Charterer Earnings Account held by the Bareboat Charterer in respect of Ship E or Ship F (as applicable).

10.3	Other provisions

10.3.2	An Account may only be designated for the purposes described in this clause 27 if:

(d)
such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(e)	an Account Security has been duly executed and delivered by the relevant Account Holder in favour of the Security Agent;

(f)	any notice required by the Account Security to be given to the Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(g)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

10.3.3
The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and the Account Bank. If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

10.3.4
The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 27 or waive any of its rights in relation to an Account except with approval (which approval, except in the case of a closure of an Account, shall not be unreasonably withheld or delayed).

10.3.5
The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

10.3.6
Each of the Agent and the Security Agent agrees that if it is the Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

11	Business restrictions
Except as otherwise approved by the Majority Lenders the Borrower and each of the Guarantors (other than the Parent) undertakes that this clause 28 will be complied with by and in respect of each Owner and Bareboat Charterer (or in the case of clause 28.12, each Obligor) throughout the Facility Period.

11.1	General negative pledge

11.1.7	No Owner or Bareboat Charterer shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets.

11.1.8	Clause 28.1.1 above does not apply to any Security Interest, listed below:

(l)	those granted or expressed to be granted by any of the Security Documents;

(m)	Permitted Security Interests;

(n)	(except in relation to Charged Property) any other lien arising by operation of law in the ordinary course of trading and not as a result of any default or omission by any Owner or Bareboat Charterer.

11.2	Financial Indebtedness
No Owner or Bareboat Charterer shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for Hedging Transactions entered into pursuant to clause 29.1 (Hedging);

(b)	until the first Utilisation Date, the Existing Financial Indebtedness;

(c)	(in the case of the Owners of Ship B, Ship C and Ship E), Financial Indebtedness secured pursuant to the Co-ordination Agreements;

(d)	(in the case of the Owner and the Bareboat Charterer in respect of Ship G), Financial Indebtedness secured under the Lease Documents and the L/C Documents;

(e)	Financial Indebtedness owed to another Group Member, provided that such Financial Indebtedness is subordinated in a manner acceptable to all of the Lenders;

(f)	Financial Indebtedness owed to trade creditors of the Group given in the ordinary course of its business; and

(g)	Financial Indebtedness permitted under clause 28.3 (Guarantees).

11.3	Guarantees
No Owner or Bareboat Charterer shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(r)	guarantees entered into under the Finance Documents;

(s)	guarantees in favour of trade creditors of the Group given in the ordinary course of its business;

(t)	(in the case of the Owners of Ship B, Ship C and Ship E), guarantees under the Co-ordination Agreements;

(u)	(in the case of the Owner and the Bareboat Charterer in respect of Ship G), guarantees under the Lease Documents and the L/C Documents; and

(v)	guarantees which are Financial Indebtedness permitted under clause 28.2 (Financial Indebtedness).

11.4	Lending
No Owner or Bareboat Charterer shall lend moneys to any company that is not a Group Member other than in the ordinary course of business.

11.5	Bank accounts and financial transactions
No Owner or Bareboat Charterer shall:

(w)	maintain any current or deposit account with a bank or financial institution except for the Accounts and the Brazilian Accounts;

(x)	hold cash in any account (other than an Account and the Brazilian Accounts); or

(y)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 28 (Business restrictions).

11.6	Disposals
No Owner or Bareboat Charterer shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(o)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(p)	disposals permitted by clauses 28.1 (General negative pledge) or 28.2 (Financial Indebtedness); and

(q)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

11.7	Chartering-in
None of the Borrower, the Owners or the Bareboat Charterers shall charter-in or hire any vessel from any person (other than, in the case of the Bareboat Charterers, pursuant to the Bareboat Charters).

11.8	Contracts and arrangements with Affiliates
None of the Borrower, the Owners or the Bareboat Charterers shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.

11.9	Subsidiaries
No Owner or Bareboat Charterer shall establish or acquire a company or other entity.

11.10	Acquisitions and investments
No Owner or Bareboat Charterer shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement, without the approval of all of the Lenders, except:

(e)	capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(f)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(g)	the incurrence of liabilities in the ordinary course of its business;

(h)	any loan or credit not otherwise prohibited under this Agreement; or

(i)	pursuant to any Finance Documents or the Charter Documents to which it is party.

11.11	Reduction of capital
No Owner or Bareboat Charterer shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner unless permitted pursuant to clause 28.12 (Distributions and other payments).

11.12	Distributions and other payments
No Obligor shall:

(f)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(g)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument;

except, in the case of the Owners and Bareboat Charterers, to its Holding Company and, in the case of each Obligor, unless no Default and/or Event of Default is continuing or would occur as a result of the declaration or payment.

12	Hedging Contracts
The Borrower undertake that this clause 29 will be complied with throughout the Facility Period.

12.1	Hedging

12.1.7
If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Agent and the Hedging Co-ordinator in writing.

12.1.8
The Borrower agrees that it shall not enter into a speculative hedging transaction (which would include hedging transactions which are: (i) not entered into to hedge a real risk or exposure which the Borrower has or (ii) entered into by the Borrower for the main purpose of financial losses or gains) under any Treasury Transaction with a Hedging Provider.

12.1.9
Subject to clause 29.1.5, any such Treasury Transaction shall be arranged through the Hedging Co-ordinator and be concluded with a Hedging Provider on the terms of the Hedging Master Agreement with that Hedging Provider but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless:

(j)	its purpose is to hedge the Borrower's interest rate risk in relation to borrowings under this Agreement for a period exceeding 12 months expiring no later than the Final Repayment Date;

(k)	interest under such Treasury Transaction is payable at three monthly intervals;

(l)
its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts, does not and will not exceed the Loans as then scheduled to be repaid pursuant to clause 6.2; and

(m)	it is approved.

12.1.10	If and when any such Treasury Transaction has been concluded with a Hedging Provider, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

12.1.11
If a reputable bank or financial institution (which is not a Hedging Provider) has agreed to enter into a Treasury Transaction to hedge all or any part of the Borrower's exposure under this Agreement to interest rate fluctuations on terms which are better than those offered by a Hedging Provider and each Hedging Provider (having been provided with full details of the terms on which such reputable bank or financial institution has agreed to enter into such a Treasury Transaction) has confirmed that it is not willing to match such terms, the Borrower shall be entitled to enter into the Treasury Transaction with that reputable bank or financial institution on those terms.

12.1.12
The Borrower shall notify the Agent of any Treasury Transaction entered into pursuant to clause 29.1.5 and clauses 29.2 to 29.8 shall apply to any such Treasury Transaction as if all references to a "Hedging Master Agreement", "Hedging Contracts" and "Hedging Transactions" were references to the equivalent documents or transactions in respect of such Treasury Transaction.

12.1.13
The Borrower shall, if requested to do so, enter into such deeds or other instruments as may be required to confer a Security Interest over the Borrower's rights under any Treasury Transaction entered into pursuant to clause 29.1.5 in favour of the Security Agent equivalent to the Security Interest conferred by the Hedging Contract Security.

12.2	Unwinding of Hedging Contracts
If, at any time, and whether as a result of any prepayment (in whole or in part) of a Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loans entered into by the Borrower exceeds or will exceed the amount of Loans outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Borrower shall immediately close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loans at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 6.2.

12.3	Variations
Except with approval (which approval shall not be unreasonably withheld or delayed) or as required by clause 29.2 (Unwinding of Hedging Contracts), any Hedging Master Agreement and the Hedging Contracts shall not be varied.

12.4	Releases and waivers
Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

12.5	Assignment of Hedging Contracts by Borrower
Except with approval or by the Hedging Contract Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

12.6	Termination of Hedging Contracts by Borrower
Except with approval, the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction except in accordance with clause 29.2 (Unwinding of Hedging Contracts) for any reason whatsoever.

12.7	Performance of Hedging Contracts by Borrower
The Borrower shall perform its obligations under the Hedging Contracts.

12.8	Information concerning Hedging Contracts
The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

13	Events of Default
Each of the events or circumstances set out in clauses 30.1 to 30.22 is an Event of Default.

13.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable provided however that no Event of Default shall occur if a Payment Disruption Event has occurred or if its failure to pay is caused by an administrative or technical error which is outside its control and, in each case, such payment is made within three Business Days of the due date.

13.2	Hedging Contracts

13.2.3	An Event of Default (as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

13.2.4	An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.

13.2.5	A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval or as may be required by clause 29.2 (Unwinding of Hedging Contracts).

13.2.6
Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval or as may be required by clause 29.2 (Unwinding of Hedging Contracts).

13.2.7
No Event of Default under this clause 30.2 will occur if the failure to comply is waived by the relevant Hedging Provider under the relevant Hedging Contract or is remedied, (i) in the case of a failure to comply which relates to a non-payment, within three Business Days of the due date or (ii) in the case of any other failure to comply, within seven days of the earlier of (A) the relevant Hedging Provider giving notice to the Borrower and (B) the Borrower or any Finance Party becoming aware of the failure to comply.

13.3	Financial covenants
The Borrower or the Parent do not comply with clause 20 (Financial covenants) or clause 19.1 (Financial statements).

13.4	Value of security
The Borrower does not comply with clause 25.12 (Security shortfall).

13.5	Insurance

13.5.6	The Insurances of a Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

13.5.7	Any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

13.6	Other obligations

13.6.4
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 30.1 (Non-payment), 30.2 (Hedging Contracts), 30.3 (Financial covenants), 30.4 (Value of security), 30.5 (Insurance) and 30.20 (Sanctions)).

13.6.5
No Event of Default under clause 30.6.1 above will occur if the Agent (acting on the instructions of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within ten Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

13.7	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading to a material extent when made or deemed to be made.

13.8	Cross default

13.8.2	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

13.8.3	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

13.8.4	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).

13.8.5	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

13.8.6
Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

13.8.7
No Event of Default will occur under this clause 30.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 30.8.1 to 30.8.5 above is less than $10,000,000 (or its equivalent in any other currency or currencies).

13.9	Insolvency

13.9.1
A Group Member is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

13.9.2	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

13.9.3	A moratorium is declared in respect of any indebtedness of any Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

13.10	Insolvency proceedings

13.10.2	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(c)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(d)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(e)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(f)	enforcement of any Security Interest over any assets of any Group Member, or any analogous procedure or step is taken in any jurisdiction.

13.10.3
Clause 30.10.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

13.11	Creditors' process

13.11.6	Any expropriation, attachment, sequestration, execution or any other analogous process or enforcement action affects any asset or assets of any Group Member and is not discharged within seven days.

13.11.7	Any judgment or order for an amount is made against any Group Member and is not stayed or complied with within seven days.

13.11.8
No Event of Default will occur under this clause 30.11 if, in relation to clause 30.11.1 above, the value of such asset or assets is or, in relation to clause 30.11.2 above, such amount is less than $10,000,000 (or its equivalent in any other currency or currencies).

13.12	Cessation of business
Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

13.13	Repudiation and rescission of Finance Documents
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

13.14	Litigation
Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member or any of its assets, rights or revenues which, if adversely determined, would involve a liability exceeding $10,000,000 (or its equivalent in other currencies) and which the Majority Lenders reasonably believe will have a Material Adverse Effect.

13.15	Material Adverse Effect
Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

13.16	Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

13.17	Arrest of Ship
Any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 15 days thereafter (or such longer period as may be approved) or, in the case of seizure or detention of the Ship as a result of piracy, within a period of 365 days thereafter.

13.18	Ship registration
Except with approval of the Lenders, the registration of any Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

13.19	Political risk
The Flag State of any Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so, such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrower.

13.20	Sanctions

13.20.1
A Relevant Party or a director, officer, employee of a Relevant Party is or becomes a Restricted Party and either (a) in the reasonable opinion of the Lenders the situation cannot be remedied within 30 days or (b) if the situation can be remedied within 30 days, without being contrary to any law or regulation, such action as the Majority Lenders may require shall not have been taken within 30 days of the Agent notifying the Borrower of such required action.

13.20.2
The Borrower does not comply with clause 19.6 (Information: sanctions), clause 21.2 (Use of proceeds), clause 21.4.2(a) (Compliance with laws) (in so far as it relates to Sanctions Laws) or clause 21.5 (Sanctions).

13.21	Charter termination

13.21.1	Except with approval:

(a)	the Time Charter of any Ship is cancelled or rescinded or (except as a result of it being a Total Loss) frustrated; or

(b)	a Ship is withdrawn from service under the relevant Time Charter before the time that Time Charter was scheduled to expire and is not returned to service within 30 days.

13.21.2
No Event of Default under clause 30.21.1 above will occur in relation to a Time Charter if, as soon as possible after such cancellation, rescission, frustration or withdrawal (and in any event within 90 days of such cancellation, rescission, frustration or withdrawal), the following conditions are satisfied:

(a)
in the case of Ship F, the Borrower prepays the Facilities in an amount equal to 40 per cent of the aggregate of the Available Facility and the Loans in accordance with the provisions of clause 7.10 (Restrictions) and the Total Commitments are reduced accordingly; or

(b)	in the case of any Ship other than Ship F:

(i)	the Borrower prepays the Facilities (in accordance with the provisions of clause 7.10 (Restrictions)) in an amount equal to the greater of:

A)	the amount which would be payable under the provisions of clause 7.8.1 (Sale or Total Loss); or

B)	the early termination fee payable as a result of the early termination of the relevant Time Charter (the Terminated Charter); or

(ii)
the Borrower provides additional security over other assets approved by the Majority Lenders acting reasonably in accordance with the requirements set out in clause 25.13 (Creation of additional security), it being agreed that cash collateral provided in dollars shall be acceptable to the Lenders, and shall be valued at par; or

(iii)	the relevant Owner or Bareboat Charterer (as applicable) has entered into an approved charter commitment (a Replacement Charter) in respect of the relevant Ship:

A)	with a charterer that has substantially the same or a higher credit rating than the previous charterer under the Terminated Charter;

B)	at a charter rate which is the same or higher than the charter rate included in the Terminated Charter;

C)	for a term which is the same or longer than the term included in the Terminated Charter; and

D)	on terms which are otherwise acceptable to the Agent (acting on the instructions of the Majority Lenders).

13.22	Termination Notice
Except as approved, the Lessor (or any person on behalf of such Lessor) serves a Termination Notice (as such term is defined in the Lease Agreement) on the Owner of Ship G under such Lease Agreement unless either (a) the Lessor withdraws such Termination Notice or (b) the arrangements constituted by the Lease Documents and the Finance Documents relating to Ship G are restructured in a manner acceptable to the Majority Lenders, in either case within 30 days of the date of such Termination Notice (or such later date as the Agent (acting on the instructions of the Majority Lenders) may agree).

13.23	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from any Account; and/or

(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

14	Position of Hedging Providers

14.1	Rights of Hedging Providers
Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

14.2	No voting rights
No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider

14.3	Acceleration and enforcement of security
Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 30 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

14.4	Close out of Hedging Contracts

14.4.8	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(g)
if, following the occurrence of any Event of Default or Termination Event (as each such expression is defined in the Hedging Master Agreements), the relevant Hedging Provider is entitled to terminate or close out the relevant Hedging Transaction pursuant to the relevant Hedging Contract.; or

(h)	if the Agent takes any action under clause 30.21; or

(i)	if the Loans and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full.

14.4.9
If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 34.25.1 (Order of application).

14.4.10
If a Default has occurred and is continuing and there is a net amount payable to a Hedging Provider under a Hedging Transaction or a Hedging Contract upon its termination and close out, the Borrower shall forthwith pay that net amount (together with interest earned on such amount) to the Agent for application in accordance with clause 38.5 (Partial payments).

14.4.11	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

Section 9 -    CHANGES TO PARTIES

1	Changes to the Lenders

1.14	Assignments by the Lenders
Subject to this clause 32, a Lender (the Existing Lender) may assign any of its rights under this Agreement to another bank or financial institution or to a fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

1.15	Conditions of assignment

1.15.4
The consent of the Borrower is required for an assignment by a Lender, unless (a) the assignment is to another Lender or an Affiliate of a Lender and the Borrower will not, immediately following such assignment, be under an increased obligation under clauses 12 (Tax gross-up and indemnities) and 13 (Increased costs) solely as a result of such assignment or (b) an Event of Default is continuing. The Agent will immediately advise the Borrower of the assignment.

1.15.5
The Borrower's consent to an assignment may not be unreasonably withheld or delayed and will be deemed to have been given 5 Business Days after the Lender has requested consent unless consent is expressly refused within that time.

1.15.6	No assignment may be made to a New Lender if an Insolvency Event has occurred and is, at the time of the proposed transfer, continuing in relation to that New Lender.

1.15.7	An assignment will only be effective:

(h)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(i)
on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(j)
on the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(k)	if that Existing Lender assigns equal fractions of its Commitments and participation in the Loans and each Utilisation (if any) under the Facility.

1.15.8
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

1.16	Fee
The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $5,000.

1.17	Limitation of responsibility of Existing Lenders

1.17.6	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(g)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(h)	the financial condition of any Obligor;

(i)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(j)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(k)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

1.17.7	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(j)	has made (and shall continue to make) its own independent investigation and assessment of:

(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(k)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(l)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

1.17.8	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 32 (Changes to the Lenders); or

(b)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

1.18	Procedure for assignment

1.18.2
Subject to the conditions set out in clause 32.2 (Conditions of assignment) an assignment may be effected in accordance with clause 32.5.4 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 32.2.4 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 32.5.2, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

1.18.3
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

1.18.4	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

1.18.5	On the Transfer Date:

(l)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(m)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(n)	the New Lender shall become a Party to the Finance Documents as a "Lender" for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

1.18.6
Lenders may utilise procedures other than those set out in this clause 32.5 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 32.5 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 32.2 (Conditions of assignment).

1.19	Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 32.2.4, send a copy of that Transfer Certificate and such other documents to the Borrower.

1.20	Security over Lenders' rights
In addition to the other rights provided to Lenders under this clause 32, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(o)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(p)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

1.21	Disclosure of information

1.21.4	Any Lender may disclose to any of its Affiliates and to any other person:

(c)	to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(d)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(e)	to whom, and to the extent that, information is required to be disclosed by any applicable law, regulation or request of any regulatory or governmental authority or central bank, any information about any Obligor, the Group and the Finance Documents as Lender shall consider appropriate.

1.21.5
In relation to clauses 32.8.1(a) and (b) above, the relevant Lender shall procure that the recipient of any information about any Obligor, the Group and the Finance Documents, will enter into a confidentiality undertaking with the relevant Lender.

1.21.6
Any Finance Party may disclose to a rating agency, to a numbering service provider or its professional advisers or (with the consent of the Borrowers) any other person, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

1.21.7
The Agent and the Arrangers each may, at their own expense, publish information about their participation in, or agency or arrangement in respect of, the Facilities and, for such purposes, to use the Borrower's and/or the Obligors' logo and trademark in connection with such publication.

2	Changes to the Obligors

2.7	No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
2.7.4

Section 10 -    THE FINANCE PARTIES

1	Roles of Agent, Security Agent and Arranger

1.8	Appointment of the Agent

1.8.16	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

1.8.17	Each such other Finance Party authorises the Agent:

(d)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(e)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

1.8.18
The Agent accepts its appointment under clause 34.1.1 as agent for the Finance Parties (for so long as they are Finance Parties) on and subject to the terms of this clause 34, and any Finance Documents to which it is a Party.

1.9	Instructions to Agent

1.9.9	The Agent shall:

(z)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(aa)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

1.9.10
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

1.9.11
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

1.9.12
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

1.9.13	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

1.9.14
The Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender's or any Hedging Provider's consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 34.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

1.10	Duties of the Agent

1.10.14	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

1.10.15	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

1.10.16	Without prejudice to clause 32.6 (Copy of Transfer Certificate to Borrower), clause 34.3.1 shall not apply to any Transfer Certificate.

1.10.17	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

1.10.18
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

1.10.19
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

1.10.20	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

1.11	Role of the Arrangers, Bookrunners, Global Co-ordinator and Hedging Co-ordinator
Except as specifically provided in the Finance Documents, the Arrangers, the Bookrunners, the Global Co-ordinator and the Hedging Co-ordinator have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

1.12	No fiduciary duties

1.12.8	Nothing in this Agreement constitutes the Agent, the Arrangers, the Bookrunners, the Global Co-ordinator or the Hedging Co-ordinator as a trustee or fiduciary of any other person.

1.12.9
None of the Agent, the Security Agent, the Arrangers, the Bookrunners, the Global Co-ordinator and the Hedging Co-ordinator shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

1.13	Business with the Group
The Agent, the Security Agent, the Arranger, the Bookrunners, the Global Co-ordinator and the Hedging Co-ordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

1.14	Rights and discretions of the Agent

1.14.9	The Agent may

(m)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(n)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(o)	rely on a certificate from any person:

(iii)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(iv)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

1.14.10	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(f)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 30.1 (Non-payment));

(g)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(h)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

1.14.11
The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

1.14.12
Without prejudice to the generality of clause 34.7.3 or clause 34.7.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

1.14.13
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

1.14.14	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence, wilful misconduct or fraudulent behaviour.

1.14.15	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

1.14.16
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

1.14.17
Without prejudice to the generality of clause 34.7.8, the Agent may (but is not obliged) disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and the Agent shall disclose the same upon the written request of the Majority Lenders.

1.14.18
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

1.14.19
Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

1.15	Responsibility for documentation and other matters
Neither the Agent nor any Arranger is responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)
any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or any Charter Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)
failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)
(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

1.16	No duty to monitor
The Agent shall not be bound, unless it has been instructed by the Majority Lenders in relation to any specific event or circumstance, to enquire:

(i)	whether or not any Default has occurred;

(j)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(k)	whether any other event specified in any Finance Document has occurred.

1.17	Exclusion of liability

1.17.7
Without limiting clause 34.10.2 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(l)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence, wilful misconduct or fraudulent behaviour;

(m)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property unless directly caused by its gross negligence, wilful misconduct or fraudulent behaviour; or

(n)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(v)	any act, event or circumstance not reasonably within its control; or

(vi)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

1.17.8
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

1.17.9
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

1.17.10	Nothing in this Agreement shall oblige the Agent or any Arrangers to carry out

(a)	any "know your customer" or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender or any Hedging Provider and each Lender and any Hedging Provider confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

1.17.11
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

1.18	Lenders' indemnity to the Agent

1.18.8
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:

(n)
any Losses for negligence or any other category of liability whatsoever incurred by such Lenders' Representative in the circumstances contemplated pursuant to clause 38.10 (Disruption to payment systems etc) notwithstanding the Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(o)
any other Losses (otherwise than by reason of the Agent's gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 34.7.3 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

1.18.9	Subject to clause 34.11.3, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 34.11.1.

1.18.10	Clause 34.11.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

1.19	Resignation of the Agent

1.19.4	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders each Hedging Provider, the Security Agent and the Borrower.

1.19.5
Alternatively the Agent may resign by giving 30 days notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

1.19.6
If the Majority Lenders have not appointed a successor Agent in accordance with clause 34.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

1.19.7
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 34.12.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

1.19.8
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

1.19.9	The Agent's resignation notice shall only take effect upon the appointment of a successor.

1.19.10
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 34.12.5) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

1.20	Replacement of the Agent

1.20.8	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent by appointing a successor Agent.

1.20.9
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

1.20.10
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 34.13.2) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

1.20.11	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

1.21	Replacement of the Agent for FATCA withholding
The Agent shall resign in accordance with clause 34.12.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 34.12.2 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under clause 12.6 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to clause 12.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

1.22	Confidentiality

1.22.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

1.22.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

1.22.3
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

1.23	Relationship with the Lenders and Hedging Providers

1.23.3
The Agent may treat the person shown in its records as each Lender or as each Hedging Provider at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as a Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(p)	entitled to or liable for any payment due under any Finance Document on that day; and

(q)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

1.23.4
Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent.

1.23.5	Each Lender and each Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

1.24	Credit appraisal by the Lenders and Hedging Providers
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(f)	the financial condition, status and nature of each Obligor and other Group Member;

(g)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(h)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(i)
whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(j)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or any Charter Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document; and

(k)
the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

1.25	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

1.26	Agent's management time and additional remuneration

1.26.4
Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 34.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

1.26.5	Without prejudice to clause 34.19.1, in the event of:

(a)	a Default;

(b)
the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(c)	the Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to clause 34.19.3.

1.26.6
If the Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 34.19.2 or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

1.26.7
The Agent agrees that, unless an Event of Default has occurred and is continuing, all costs or remuneration required to be paid by the Borrower pursuant to this clause 34.19 shall be limited to those costs and/or remuneration which are, in the particular circumstances, reasonable.

1.27	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

1.28	Common parties
Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

1.29	Security Agent

1.29.3
Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

1.29.4	Each other Finance Party authorises the Security Agent:

(c)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(d)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

1.29.5
The Security Agent accepts its appointment under clause 34.22 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 34.22-34.29 (inclusive) and the Security Documents to which it is a party.

1.30	Application of certain clauses to Security Agent

1.30.3
Clauses 34.7.3 (Rights and discretions of the Agent), 34.8 (Responsibility for documentation and other matters), clause 34.9 (No duty to monitor), 34.10 (Exclusion of liability), 34.11 (Lenders' indemnity to the Agent), 34.12 (Resignation of the Agent), 34.15 (Confidentiality), 34.16 (Relationship with the Lenders and Hedging Providers), 34.17 (Credit appraisal by the Lenders and Hedging Providers), 34.19 (Agent's management time and additional remuneration) and 34.20 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the "Agent" in these clauses shall extend to include in addition a reference to the "Security Agent" in its capacity as such and, in clause 34.7.3 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

1.30.4	In addition, clause 34.12 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 34.23.1, have the following additional sub-clause:
At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 34.13.1 as extended to it by clause 34.23.1, in which case such costs shall be borne by the Lenders (in proportion to their shares of the Total Commitments or, if the Total Commitments are then zero, to their shares of the Total Commitments immediately prior to their reduction to zero).

1.31	Instructions to Security Agent

1.31.3	The Security Agent shall:

(a)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

1.31.4
The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

1.31.5
Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

1.31.6
The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

1.31.7	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

1.31.8
The Security Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender's or the relevant Hedging Provider's consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 34.24.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

1.32	Order of application

1.32.1
The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(e)
first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 34.11 (Lenders' indemnity to the Agent) as extended to the Security Agent pursuant to clause 34.23 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(f)
secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties (other than the Hedging Providers) under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement), for those Finance Parties absolutely for application between them in accordance with clause 38.5 (Partial payments);

(g)
thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties (other than the Hedging Providers) have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties (other than the Hedging Providers) under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement) and further application in accordance with this clause 34.25.1 as and when any such amounts later fall due;

(h)
fourthly, as to a sum equivalent to the aggregate amount then due and owing to the Hedging Providers under the Hedging Contracts and any Hedging Master Agreements, for those Hedging Providers absolutely for application between them in accordance with clause 38.5 (Partial payments);

(i)
fifthly, until such time as the Security Agent is satisfied that all obligations owed to the Hedging Providers have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Hedging Providers under the Hedging Contracts, any Hedging Master Agreement and any other Finance Documents and further application in accordance with this clause 34.25.1 as and when any such amounts later fall due;

(j)	sixthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(k)	seventhly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

1.32.2
The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

1.32.3
The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 34.25 by paying such amounts to the Agent for distribution in accordance with clause 38 (Payment mechanics).

1.33	Powers and duties of the Security Agent as trustee of the security
In its capacity as trustee in relation to the Trust Property, the Security Agent:

(f)
shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(g)
shall (subject to clause 34.25.1 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent's gross negligence or wilful misconduct;

(h)
may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(i)
may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

1.34	All enforcement action through the Security Agent

1.34.1
None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

1.34.2
None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

1.35	Co-operation to achieve agreed priorities of application
The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 34.25.1 (Order of application).

1.36	Indemnity from Trust Property

1.36.1
In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)
in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

1.36.2
The rights conferred by this clause 34.29 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 34.29 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or wilful misconduct.

1.37	Finance Parties to provide information
The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 34.25.1 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 38.5 (Partial payments) and clause 34.25.1 (Order of application).

1.38	Release to facilitate enforcement and realisation
Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in an Obligor, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Obligor and of all Security Interests over the assets of such Obligor.

1.39	Undertaking to pay
Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

1.40	Additional trustees
The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained, and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

1.41	Non-recognition of trust
It is agreed by all the parties to this Agreement that:

(d)
in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 34, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(e)
the provisions of this clause 34 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

2	Reference Banks

2.13	Role of Reference Banks

(l)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(m)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(n)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 35 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

2.14	Third party Reference Banks
A Reference Bank which is not a Party may rely on clause 35 (Role of Reference Banks), 44.1.1 (Other exceptions) and clause 45 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

3	Conduct of business by the Finance Parties

3.11	Finance Parties tax affairs
No provision of this Agreement will:

(bb)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(cc)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(dd)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

3.12	Finance Parties acting together
Notwithstanding clause 2.3 (Finance Parties' rights and obligations), if the Agent makes a declaration under clause 30.21 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.
This clause shall not override clause 34 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.

3.13	Majority Lenders

3.13.12
Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

3.13.13
If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 662/3 per cent of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

3.13.14	For the purposes of clause 36.3.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

3.13.15	Clauses 36.3.2 and 36.3.3 shall not apply in relation to those matters referred to in, or the subject of, clause 37.5 (Exceptions).

3.14	Conflicts

3.14.9
The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

3.14.10
No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

3.14.11	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

3.15	Replacement of a Defaulting Lender

3.15.12	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days' prior written notice to the Agent and such Lender:

(d)
replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(e)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 32 (Changes to the Lenders) all (and not part only) of the undrawn Commitments of the Lender, to a Lender or other bank or financial institution (a Replacement Lender) selected by the Borrower, and which is acceptable to the Agent (acting reasonably and with the approval of the Majority Lenders) and (in the case of any transfer of any undrawn Commitments), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

3.15.13	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	the transfer must take place no later than 20 days after the notice referred to in clause 36.5.1; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

4	Sharing among the Finance Parties

4.19	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 38 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(l)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(m)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 38 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(n)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 38.5 (Partial payments).

4.20	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 38.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

4.21	Recovering Finance Party's rights
On a distribution by the Agent under clause 37.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

4.22	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(c)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(d)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

4.23	Exceptions

4.23.8
This clause 37 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

4.23.9
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(j)	it notified that other Finance Party of the legal or arbitration proceedings;

(k)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(l)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(m)

Section 11 -    ADMINISTRATION

1	Payment mechanics

1.15	Payments to the Agent

1.15.12
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

1.15.13
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

1.16	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 38.3 (Distributions to an Obligor) and clause 38.4 (Clawback and prefunding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

1.17	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 39 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

1.18	Clawback and pre-funding

1.18.11
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

1.18.12
Unless clause 38.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

1.18.13
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(c)	the Borrower shall on demand refund it to the Agent; and

(d)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

1.19	Partial payments

1.19.12
If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(e)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arrangers under those Finance Documents;

(f)
secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 34.11 (Lenders' indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 34.23 (Application of certain clauses to Security Agent);

(g)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee, commission or any principal or any other sum due but unpaid under those Finance Documents;

(h)
fourthly, in or towards payment to the Hedging Providers pro rata of any net accrued interest, fees, commission or any other net amounts due to them but unpaid under the Hedging Contracts which is due but unpaid under those Finance Documents; and

(i)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

1.19.13	The Agent shall, if so directed by all the Lenders and each Hedging Provider, vary the order set out in paragraphs (b) to (e) of clause 38.5.1.

1.19.14	Clauses 38.5.1 and 38.5.2 above will override any appropriation made by an Obligor.

1.20	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

1.21	Business Days

1.21.4
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

1.21.5	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

1.22	Currency of account

1.22.6	Subject to clauses 38.8.2 to 38.8.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

1.22.7	A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

1.22.8
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

1.22.9
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

1.23	Change of currency

1.23.2	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(r)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(s)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

1.23.3
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

1.24	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:

(e)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(f)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(g)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(h)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 44 (Amendments and waivers);

(i)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 38.10; and

(j)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

2	Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

3	Notices

3.24	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

3.25	Addresses
The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(f)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(g)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(h)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(i)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

(j)
or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

3.26	Delivery

3.26.6	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(n)	if by way of fax, when received in legible form; or

(o)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 40.2 (Addresses), if addressed to that department or officer.

3.26.7
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

3.26.8	All notices from or to an Obligor shall be sent through the Agent.

3.26.9	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

3.26.10
Any communication or document which becomes effective, in accordance with clauses 40.3.1 to 40.3.4 above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

3.27	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 40.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

3.28	Electronic communication

3.28.9
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days notice.

3.28.10
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

3.28.11	Any electronic communication which becomes effective, in accordance with clause 40.5.2 above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

3.29	English language

3.29.4	Any notice given under or in connection with any Finance Document shall be in English.

3.29.5	All other documents provided under or in connection with any Finance Document shall be:

(e)	in English; or

(f)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

4	Calculations and certificates

4.24	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

4.25	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

4.26	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

5	Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

6	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

7	Amendments and waivers

7.4	Required consents

7.4.8
Subject to clauses 44.2 (All Lender matters) and 44.3 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent and, if it affects the rights and obligations of the Hedging Providers, the consent of the Hedging Providers and, if it affects the rights and obligations of a Reference Bank, the consent of that Reference Bank and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

7.4.9	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 44.

7.4.10
Without prejudice to the generality of sub-clauses 34.7.3, 34.7.4 and 34.7.5 of clause 34.7 (Rights and discretions of Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

7.4.11
Each Obligor agrees to any such amendment or waiver permitted by this clause 44 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this clause 44.1.4, require the consent of the Parent.

7.5	All Lender matters

7.5.10	An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(q)	the definition of "Majority Lenders" in clause 1.1 (Definitions);

(r)	the definitions of "Last Term Loan Availability Date" and "Last Revolving Loan Availability Date" in clause 1.1 (Definitions);

(s)	an extension to the date of payment of any amount under the Finance Documents;

(t)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(u)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders pro rata under the Facility;

(v)	a change to the Borrower or any other Obligor;

(w)	any provision which expressly requires the consent or approval of all the Lenders;

(x)
clause 2.3 (Finance Parties' rights and obligations), clause 32 (Changes to the Lenders), clause 37.1 (Payments to Finance Parties), this clause 44, clause 49 (Governing law) or clause 50.1 (Jurisdiction of English courts);

(y)	the order of distribution under clause 38.5 (Partial payments);

(z)	the order of distribution under clause 34.25.1 (Order of application);

(aa)	the currency in which any amount is payable under any Finance Document;

(bb)
an increase in any Commitment or the Total Commitments, an extension of any period within which a Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments pro rata;

(cc)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(dd)	the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and Indemnity); or

(ee)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders.

7.6	Other exceptions

7.6.6	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.

7.6.7
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, any Hedging Provider, a Reference Bank or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, any Hedging Provider, a Reference Bank or the Arrangers (as the case may be).

7.6.8
Notwithstanding clauses 44.1 and 44.2.1 to 44.3.2 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

7.6.9
Subject to clause 44.3.1, if the Screen Rate is not available, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.

7.7	Releases
Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(o)	any Charged Property from the security constituted by any Security Document; or

(p)	any Obligor from any of its guarantee or other obligations under any Finance Document.

8	Confidentiality of Funding Rates and Reference Bank Quotations

8.13	Confidentiality and disclosure

8.13.9
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by clauses 45.1.2, 45.1.3 and 45.1.4 below.

8.13.10	The Agent may disclose:

(d)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 8.4 (Notification of rates of interest); and

(e)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

8.13.11	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(j)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this clause 45.1.3(b) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(k)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(l)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(m)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

8.13.12
The Agent's obligations in this clause 45 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 8.4 (Notification of rates of interest) provided that (other than pursuant to clause 45.1.2(a) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

8.14	Related obligations

8.14.6
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

8.14.7	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(k)
of the circumstances of any disclosure made pursuant to clause 45.1.3(b) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(l)	upon becoming aware that any information has been disclosed in breach of this clause 45.

8.15	No Event of Default
No Event of Default will occur under clause 30.6 (Other obligations) by reason only of an Obligor's failure to comply with this clause 45.

9	Confidentiality

9.9	Confidential information
Each Obligor agrees to keep all information relating to the Finance Documents, the Facility and the Finance Parties which it receives from a Finance Party or, if the information was obtained by a member of the Group from a Finance Party, a member of the Group in connection with the Facility or entry into the Finance Documents confidential and not to disclose it to anyone, save as permitted by clause 46.2 (Disclosure of confidential information) below, and to ensure that all such information is protected with security measures and a degree of care that would apply to its own confidential information. The obligations in this clause 46 are continuing and, in particular, shall survive and remain binding on each Obligor for a period of 12 months from the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

9.10	Disclosure of confidential information
Clause 46.1 (Confidential information) shall not restrict disclosure:

(n)	to any Finance Party or any member of the Group or any of their advisers;

(o)	of information that is or becomes public information other than as a direct or indirect result of any breach this clause 46;

(p)	of information which is identified in writing at the time of delivery as non-confidential by the relevant Finance Party or any of its advisers;

(q)
of information that is known by the relevant Obligor before the date the information is disclosed to it by a Finance Party or, if the information was obtained by a member of the Group from a Finance Party, a member of the Group or is lawfully obtained by that Obligor after that date, from a source which is, as far as that Obligor is aware, unconnected with the Finance Parties or their Affiliates and which, in either case, as far as that Obligor is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

(r)	required by any applicable law or regulation, including filing of this Facilities Agreement with the U.S. Securities and Exchange Commission; or

(s)	of the basic commercial terms of this Agreement.

10	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12 -    GOVERNING LAW AND ENFORCEMENT

1	Contractual recognition of bail-in

1.16	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each Obligor acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(c)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(d)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

1.17	Definitions
In this Agreement:
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
Write-down and Conversion Powers means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

2	Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.

3	Enforcement

3.27	Jurisdiction of English courts

3.27.12
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

3.27.13	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

3.27.14
This clause 50.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

3.28	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party (other than an Obligor incorporated in England and Wales):

(g)
irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor's English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(h)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(i)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.
Schedule 1
The original parties
Borrower

Name	Golar Partners Operating LLC
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	961204
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

The Guarantors

Name	Golar LNG Partners LP (the Parent)
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	950020
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar LNG Holding Co.
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	40127
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Freeze Holding Co.
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	40129
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Freeze UK Ltd.
Original Jurisdiction	United Kingdom
Registration number (or equivalent, if any)	4679420
Registered office	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Grand Corporation
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	59790
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Hull M2031 Corp.
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	47445
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar LNG 2234 LLC
Original Jurisdiction	Liberia
Registration number (or equivalent, if any)	960060
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	80 Broad Street, Monrovia, Republic of Liberia
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Spirit Corporation
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	45732
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Spirit UK Ltd.
Original Jurisdiction	United Kingdom
Registration number (or equivalent, if any)	4679402
Registered office	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Winter Corporation
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	59789
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar Winter UK Ltd.
Original Jurisdiction	United Kingdom
Registration number (or equivalent, if any)	5073292
Registered office	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar LNG 2215 Corporation
Original Jurisdiction	Marshall Islands
Registration number (or equivalent, if any)	21327
English process agent (if not incorporated in England)	Golar Management Ltd
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

Name	Golar 2215 UK Ltd.
Original Jurisdiction	United Kingdom
Registration number (or equivalent, if any)	4871293
Registered office	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB
Address for service of notices	13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB

The Original Lenders

Name	Citibank, N.A., London Branch
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: Citigroup Centre
22 Canada Square
Canary Wharf
London E14 5LB
For credit matters:
Address: CGC2 12-59
Citigroup Centre
33 Canada Square
Canary Wharf
London E14 5LB
Email: Jonathan.beasley@citi.com
Attention: Jonathan Beasley
For operational matters:
Address: Citibank Europe plc, Poland Branch
7/9 Traugutta Street
00-950 Warsaw, Poland
Fax: +44 207 655 2380
Email: londonloans@citi.com
Attention: Ewa Dmochowska / Anna Milesiewicz / Katarzyna Paduchowska / Anita Wroblewska-Raczka / Marta Tomasik / Tamara Chlosta

Term Loan Commitment ($)	$99,531,250
Revolving Loan Commitment ($)	$22,968,750
TOTAL	$122,500,000

Name	DNB (UK) Limited
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: 8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF
Attention: Kay Newman

For credit matters:
Address: 8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF
Fax: +44 207 283 6931
Email: Christo.nikolov@dnb.no
Attention: Christo Nikolov
For operational matters:
Address: 8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF
Fax: +44 207 283 5935
Email: ladlondon@dnb.no
Attention: Christopher Smith

Term Loan Commitment ($)	$99,531,250
Revolving Loan Commitment ($)	$22,968,750
TOTAL	$122,500,000

Name	Danske Bank, Norwegian Branch
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: Søndre Gate 13-15
N-7466 Trondheim
For credit matters:
Address: Bryggetorget 4
Aker Brygge
0250 Oslo
Email: einar.stavrum@danskebank.com
Attention: Einar Stavrum
Address: Holmens Kanal 2-12
1092 København K
Fax: +45 45 12 87 22
Email: loanmanshi@danskebank.com
Attention: Loan Management Shipping (4754)

For operational matters:
Fax: +45 45 14 99 78 / +45 45 14 99 79
Email: R3925syn@danskebank.com
Attention: Loan Administration (3925)

Term Loan Commitment ($)	$99,531,250
Revolving Loan Commitment ($)	$22,968,750
TOTAL	$122,500,000

Name	Nordea Bank Norge ASA
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Essendrops gate 7 0368 Oslo Norway Tel: +47 2401 1292 Fax: +47 22 48 66 68 Email: agency.soosid@nordea.com / Slo.Shipping.Norway@nordea.com Attention: Shipping & Offshore
Term Loan Commitment ($)	$99,531,250
Revolving Loan Commitment ($)	$22,968,750
TOTAL	$122,500,000

Name	DVB Bank America N.V.
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: Gaitoweg 35
   Willemstad, Curacao
For credit matters:
Address: DVB Bank America N.V.
      Gaitoweg 35, Willemstad, Curacao
Fax: +5999 431 8749
Email: d-execution-curacao@dvbbank.com
Attention: Kai Förster

Address: DVB Bank SE
      WTC Schiphol Tower F 6th Floor
Schiphol Boulevard 255
1118 BH Schiphol, The Netherlands
Fax: +31 88 399 8104
Email: einar.grunerhegge@dvbbank.com
Attention: Einar Grüner-Hegge

For operational matters:
Address: DVB Bank America N.V.
      Gaitoweg 35
   Willemstad, Curacao
Fax: +5999 431 8749
Email: tls.curacao@dvbbank.com
Attention: Eric Maduro

Address: DVB Bank SE
      WTC Schiphol Tower F 6th Floor
Schiphol Boulevard 255
1118 BH Schiphol, The Netherlands
Fax: +31 88 399 8104
Email: tm.amsterdam@dvbbank.com
Attention: Natacha Bloem

Term Loan Commitment ($)	$81,250,000
Revolving Loan Commitment ($)	$18,750,000
TOTAL	$100,000,000

Name	Commonwealth Bank of Australia
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: Level 2
1 New Ludgate
60 Ludgate Hill
London EC4M 7AW
For credit matters:
Address: Level 2
1 New Ludgate
60 Ludgate Hill
London EC4M 7AW
Fax: +44 207 329 6611
Email: William-james.barrand@cba.com.au / simon.baker2@cba.com.au / trang.nguyen@cba.com.au
Attention: Will Barrand / Simon Baker / Trang Nguyen
For operational matters:
Address: Level 2
1 New Ludgate
60 Ludgate Hill
London EC4M 7AW
Fax: +44 207 710 3939
Email: nasserp@cba.com.au / smailej@cba.com.au
Attention: Roy Nassé / James Smailes

Term Loan Commitment ($)	$36,562,500
Revolving Loan Commitment ($)	$8,437,500
TOTAL	$45,000,000

Name	Skandinaviska Enskilda Banken AB (publ)
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: Kungsträdgårdsgatan 8
106 40 Stockholm
Sweden
For credit matters:
Address: One Carter Lane
London EC4V 5AN
United Kingdom
Email: malcolm.stonehouse@seb.co.uk
Attention: Malcolm Stonehouse
Address: One Carter Lane
London EC4V 5AN
United Kingdom
Email: ina.kuliese@seb.co.uk
Attention: Ina Kuliese
For operational matters:
Address: Rissneleden 110
106 40 Stockholm
Sweden
Fax: +46 8 611 0384
Email: sco@seb.se
Attention: SEB Structured Credit Operations

Term Loan Commitment ($)	$60,937,500
Revolving Loan Commitment ($)	$14,062,500
TOTAL	$75,000,000

Name	BNP Paribas
Facility Office, address, fax number and attention details for notices and account details for payments
Lending office:
Address: 16 Boulevard des Italiens
75009 Paris
For credit matters:
Address: 16 rue de Hanovre
75002 Paris
France
Email: alia.sondarjee@bnpparibas.com / jean‑marc.morant@bnpparibas.com
Attention: Alia Sondarjee / Jean-Marc Morant
For operational matters:
Address: 16 rue de Hanovre
75002 Paris
France /
150 boulevard Poissonnière
75009 Paris
France
Fax: +33 1 42 98 43 55
Email: manon.didier@bnpparibas.com / olivia.coldefy@bnpparibas.com / Paris_cib_boci_cfi_2@bnpparibas.com /
tgmo.shipping@bnpparibas.com
Attention: Ms Manon Didier / Ms Olivia Coldefy (Middle Office) and BOCI Team (Back Office)

Term Loan Commitment ($)	$73,125,000
Revolving Loan Commitment ($)	$16,875,000
TOTAL	$90,000,000

The Agent

Name	Nordea Bank Norge ASA
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Essendrops gate 7 0368 Oslo Norway Tel: +47 2401 1292 Fax: +47 22 48 66 68 Email: agency.soosid@nordea.com / Slo.Shipping.Norway@nordea.com Attention: Shipping & Offshore

The Security Agent

Name	Nordea Bank Norge ASA
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Essendrops gate 7 0368 Oslo Norway Tel: +47 2401 1292 Fax: +47 22 48 66 68 Email: agency.soosid@nordea.com / Slo.Shipping.Norway@nordea.com Attention: Shipping & Offshore

The Hedging Providers

Name	Citibank, N.A., London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Citigroup Centre 22 Canada Square Canary Wharf London E14 5LB

Name	DNB Bank ASA
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 20 St. Dunstan's Hill London EC3R 8HY Fax: +44 20 7 283 5935 Attention: Loans Administration Department

Name	Danske Bank A/S
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Søndre Gate 13-15 N-7466 Trondheim

Name	Nordea Bank Finland Plc
Facility Office, address, fax number and attention details for notices and account details for payments	Address: c/o Essendrops gate 7 0368 Oslo Norway Tel: +47 2401 1292 Fax: +47 22 46 66 68 Attention: Shipping & Offshore

Name	Commonwealth Bank of Australia
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Level 2 1 New Ludgate 60 Ludgate Hill London EC4M 7AW

Name	Skandinaviska Enskilda Banken AB (publ)
Facility Office, address, fax number and attention details for notices and account details for payments	Address: Kungsträdgårdsgatan 8 106 40 Stockholm Sweden

Name	BNP Paribas
Facility Office, address, fax number and attention details for notices and account details for payments	Address: 16 Boulevard des Italiens 75009 Paris

Schedule 1
Ship information
Ship A

Name of Ship:	“GOLAR FREEZE”
Year built:	1977
Size:	129,000 cbm
Type of ship:	Floating storage and regasification vessel
Owner:	Golar Freeze Holding Co.
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	7361922
Bareboat Charter description:	The bareboat charter entered into between the Owner and the Bareboat Charterer dated 28 March 2011 (as supplemented and amended from time to time)
Bareboat Charterer:	Golar Freeze UK Ltd.
Time Charter description:	The time charter entered into between the Bareboat Charterer and the Time Charterer dated 20 April 2008
Time Charterer:	Dubai Supply Authority
Classification:	DNV +1A1 Tanker for Liquified Gas EO Regas 2
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$10,000,000

Ship B

Name of Ship:	“GOLAR GRAND”
Year built:	2006
Size:	145,700 cbm
Type of ship:	Liquefied natural gas carrier
Owner:	Golar Grand Corporation
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	9303560
Time Charter description:	The time charter entered into between the Owner and the Time Charterer dated 27 May 2015 (as supplemented and amended from time to time)
Time Charterer:	Golar Trading Corporation
Classification:	X 1A1 Tanker for Liquefied Gas E0 F-AMC ICS NAUT-OC CLEAN COAT-2 PLUS-2 TMON NAUTICUS(Newbuilding, Operation)
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$5,000,000

Ship C

Name of Ship:	“GOLAR IGLOO”
Year built:	2014
Size:	170,000 cbm
Type of ship:	Floating storage and regasification vessel
Owner:	Golar Hull M2031 Corp.
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	9633991
Time Charter description:
The LNG storage and regasification services contract no. CA/3969 entered into between Golar LNG Limited and the Time Charterer dated 4 August 2013 (as novated to the Owner pursuant to an assignment and novation agreement dated 23 February 2014 and as supplemented and amended from time to time)

Time Charterer:	Kuwait National Petroleum Company
Classification:	X 1A1 Tanker for Liquefied Gas REGAS-2 COMF-V(2)C(3) E0 NAUT-OC CLEAN Recyclable COAT-PSPC(B) CSA-2 BIS GAS FUELLED TMON NAUTICUS(Newbuilding)
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$10,000,000

Ship D

Name of Ship:	“GOLAR MARIA”
Year built:	2006
Size:	145,700 cbm
Type of ship:	Liquefied natural gas carrier
Owner:	Golar LNG 2234 LLC
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	9320374
Time Charter description:	The time charter entered into between the Owner and the Time Charterer dated 28 November 2012 (as supplemented and amended from time to time)
Time Charterer:	LNG Shipping S.p.A.
Classification:	X 1A1 Tanker for Liquefied Gas E0 F-AMC ICS NAUT-OC CLEAN COAT-2 PLUS-2 TMON NAUTICUS(Newbuilding, Operation)
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$5,000,000

Ship E

Name of Ship:	“GOLAR SPIRIT”
Year built:	1981
Size:	129,000 cbm
Type of ship:	Floating storage and regasification vessel
Owner:	Golar Spirit Corporation
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	7373327
Bareboat Charter description:	The bareboat charter entered into between the Owner and the Bareboat Charterer dated 28 March 2011 (as supplemented and amended from time to time)
Bareboat Charterer:	Golar Spirit UK Ltd.
Time Charter description:	The time charter entered into between the Bareboat Charterer and the Time Charterer dated 4 September 2007
Time Charterer:	Petróleo Brasileiro S.A.
Classification:	X 1A1 Tanker for Liquefied Gas E0 Regas 2
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$10,000,000

Ship F

Name of Ship:	“GOLAR WINTER”
Year built:	2004
Size:	138,000 cbm
Type of ship:	Floating storage and regasification vessel
Owner:	Golar Winter Corporation
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	9256614
Bareboat Charter description:
The bareboat charter entered into between the Owner and the Bareboat Charterer (as novated from Golar LNG 2220 Corporation to the Owner pursuant to a novation agreement dated 27 June 2013 and as further supplemented and amended from time to time)

Bareboat Charterer:	Golar Winter UK Ltd.
Time Charter description:
The time charter entered into between the Bareboat Charterer and the Time Charterer dated 4 September 2007 (as amended by an amendment dated 16 February 2009, an amendment dated 26 March 2011, an amendment dated 16 May 2011, an amendment dated 26 January 2012 and an amendment dated 27 June 2013 and as supplemented and amended from time to time)

Time Charterer:	Petróleo Brasileiro S.A.
Classification:	X 1A1 Tanker for Liquefied Gas REGAS-2 E0 NAUT-OC LCS-SID CLEAN PLUS-2 TMON NAUTICUS(Newbuilding)
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$10,000,000

Ship G

Name of Ship:	“METHANE PRINCESS”
Year built:	2003
Size:	138,000 cbm
Type of ship:	Liquefied natural gas carrier
Owner:	Golar LNG 2215 Corporation
Registered Owner / Lessor:	A&L CF June (3) Limited
Flag State:	Marshall Islands
Port of Registry:	Majuro
IMO Number:	9253715
Bareboat Charter description:	The bareboat charter entered into between Golar LNG 2215 Corporation and the Bareboat Charterer dated 27 August 2003, as supplemented and amended from time to time)
Bareboat Charterer:	Golar 2215 UK Ltd.
Time Charter description:
The time charter entered into between the Bareboat Charterer and the Time Charterer dated 25 October 2001 (as amended and supplemented by addendum no 1 dated 4 April 2003 and novated and amended and restated pursuant to a novation agreement dated 27 August 2003 and as further supplemented and amended from time to time)

Time Charterer:	Methane Services Limited
Time Charter Guarantee	Time charter guarantee dated 27 August 2003 entered into by the Time Charter Guarantor in favour of the Bareboat Charterer
Time Charter Guarantor	BG International Limited
Classification:	X 1A1 Tanker for Liquefied Gas E0, NAUT-OC LCS-SID NAUTICUS (Newbuilding)
Classification Society:	Det Norske Veritas
Major Casualty Amount:	$5,000,000

Schedule 2
Conditions precedent
Part 1
Conditions precedent to any Utilisation

1	Original Obligors' corporate documents

(a)	A copy of the Constitutional Documents of each Original Obligor (other than any manager of a Ship).

(b)
A copy of a resolution of the board of directors (or, in relation to the Parent, its equivalent) of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters) (other than any manager of a Ship):

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (Relevant Documents) and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)
If applicable, a copy of a resolution of the board of directors (or, in relation to the Parent, its equivalent) of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)
A notarised passport copy (containing a specimen signature) of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents and who has executed any such document.

(e)
A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than any manager of a Ship) or, in the case of the Parent, of a resolution of the General Partner, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(f)	A certificate of the Parent (signed by a director) confirming that:

(i)	borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded; and

(ii)
no consents, authorisations, licences or approvals are necessary for any Original Obligor to authorise or are required by any Original Obligor in connection with the borrowing by the Borrower of the Loans pursuant to this Agreement or the execution, delivery and performance of any Finance Document.

(g)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor (other than any manager of a Ship).

(h)
A certificate of an authorised signatory of the relevant Original Obligor (other than any manager of a Ship) certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions
The following Legal Opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)	A Legal Opinion of Norton Rose Fulbright LLP, London addressed to the Agent on matters of English law, substantially in the form approved by all of the Lenders prior to signing this Agreement.

(b)
A Legal Opinion of the legal advisers to the Agent in each jurisdiction (other than England and Wales) in which an Obligor is incorporated and/or which is or is to be the Flag State of a Ship, or in which an Account opened at the relevant time is established substantially in the form approved by all of the Lenders prior to signing this Agreement.

3	Other documents and evidence

(a)
Evidence that any process agent referred to in clause 50.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)	Each Fee Letter duly executed by the parties thereto.

(c)	A copy, certified by an approved person to be a true and complete copy, of each of the Charter Documents and the OSA.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	The Original Financial Statements, together with a Compliance Certificate.

(f)
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(g)
Evidence that all amounts outstanding under the Existing Financial Indebtedness have been or will be (as a result of the first Utilisation) discharged in full and that all related commitments are or will be cancelled in full, that all Security Interests and guarantees in connection with the Existing Financial Indebtedness.

(h)
Evidence satisfactory to the Agent that since 31 December 2015, nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

4	Hedging Master Agreements and Hedging Contract Security
Evidence that:

(a)	if required by the Agent, the Hedging Master Agreements have been executed by the Borrower and each Hedging Provider;

(b)	the Borrower has executed the Hedging Contract Security in favour of the Security Agent; and

(c)	any notice required to be given to each Hedging Provider under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security.

5	"Know your customer" information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

6	Taxation
If relevant, evidence in a form acceptable to the Agent that any withholding tax will be paid or any necessary applications have been or will be sent to the relevant tax authorities.

7	Leasing arrangements
In relation to Ship G, evidence satisfactory to the Agent that the persons who have executed on behalf of the Lessor, Santander, Santander Asset Finance plc, the Proceeds Account Bank, the Standby Purchaser, the Standby Purchaser Shareholder and the Standby Purchaser Account Bank, the Finance Documents to which they are respectively a party were properly authorised to do so.

8	Further documentation
Such further documentation, evidence, authorisations or opinions as the Agent may reasonably require.

Part 2
Ship and security conditions precedent

1	Corporate documents

(i)
A certificate of an authorised signatory of the relevant Owner (other than any manager of a Ship) certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(j)
A certificate of an authorised signatory of each other Obligor (other than any manager of a Ship) which is party to any of the Original Security Documents required to be executed at or before the first Utilisation Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(c)	The Mortgage and the Assignment Deed in respect of each Ship (other than Ship G).

(d)
In respect of Ship G, the Mortgage Transfer, the Assignment Deed, the Proceeds Account Charge, the Proceeds Deed, the Lessor Parent Support Letter, the Standby Purchaser Assignment and the Standby Purchaser Share Security, each duly executed.

(e)	Any Manager's Undertaking in respect of each Ship then required pursuant to the Finance Documents duly executed by the relevant manager.

(f)
Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents and in respect of the acknowledgments required from each Time Charterer, the Borrower’s obligations shall be to use all commercially reasonable efforts to obtain the relevant acknowledgments as conditions subsequent in accordance with clause 4.7(a) (Conditions subsequent).

(g)
If Quiet Enjoyment Letters are required by the relevant Time Charterer pursuant to the terms of the relevant Time Charter, evidence acceptable to the Agent that the Quiet Enjoyment Letters are in a form agreed to by the Security Agent and the relevant Owner, Bareboat Charterer and Time Charterer (which have consented to the relevant Security Documents) and that the duly executed and dated Quiet Enjoyment Letters will follow as conditions subsequent in accordance with clause 4.7(b) (Conditions subsequent).

3	Delivery and registration of Ship
Evidence that each of the Ships:

(i)
is legally and beneficially owned by the relevant Owner or the Lessor (in the case of Ship G) and registered in the name of the relevant Owner or the Lessor (in the case of Ship G) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(j)	is classed with the relevant Classification free of all material overdue requirements and recommendations of the relevant Classification Society;

(k)	is insured in the manner required by the Finance Documents;

(l)	has been delivered, and accepted for service, under its Time Charter and Bareboat Charter;

(m)	is free of any other charter commitment which would require approval under the Finance Documents; and

(n)	any prior registration (other than through the relevant Registry in the relevant Flag State) of each of the Ships has been or will be cancelled.

4	Mortgage registration
Evidence that the Mortgage in respect of each of the Ships (and the Mortgage Transfer in respect of Ship G) has been registered against each of the Ships through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions
To the extent required by the Agent, the following further Legal Opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)
A Legal opinion of Norton Rose Fulbright LLP, London addressed to the Agent on matters of English law, substantially in the form approved by all of the Lenders prior to signing this Agreement in relation to Security Documents.

(b)
A Legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction (other than England and Wales) in which an Obligor is incorporated and/or which is or is to be the Flag State of a Ship, or in which an Account opened at the relevant time is established substantially in the form approved by all of the Lenders prior to signing this Agreement.

6	Insurance
In relation to each of the Ships' Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7	ISM and ISPS Code
Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of each of the Ships for the purposes of that code;

(b)	the safety management certificate in respect of each of the Ships issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of each of the Ships issued under the ISPS Code; and

(d)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by each of the Ships or in relation to its operation under any applicable law.

8	Value of security
Valuations obtained (not more than 30 days before the first Utilisation Date) in accordance with clause 25 (Minimum security value) showing that the Security Value will be not less than 110 per cent of the Available Facility upon execution of the Security Documents specified in paragraph 2 (Security) of this Part 2 of this Schedule and the Utilisation.

9	Environmental matters
Copies of each of the Ships' certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the relevant Ship from an approved person.

10	Management Agreement
Where a manager of the relevant Ship has been approved in accordance with clause 22.3 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the manager relating to the appointment of the manager.

11	Bank Accounts
Evidence that any Account required to be established under clause 27 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder in favour of the Security Agent and that any notice required to be given to the Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

12	Share Security
The Share Security in respect of each of the Owners and Bareboat Charterers duly executed by the relevant Holding Company together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

Schedule 3
Utilisation Request
From:        Golar Partners Operating LLC
To:        [●]
Dated:    [●]
Dear Sirs
$800,000,000 Facilities Agreement dated [●] 2016 (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow [the Term Loan]/[a Revolving Loan] on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	$[•]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Loan is [[•] and its proceeds should be credited to [•]]/[to repay a Revolving Loan maturing on the proposed Utilisation Date].

5	[Revolving Loan: We request that the Interest Period for the Loan be [●] months.] [Term Loan: We request that the first Interest Period for the Loan be [●] months.]

6	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
Golar Partners Operating LLC
Schedule 4
Selection Notice
From:        Golar Partners Operating LLC
To:        [●]
Dated:    [●]
Dear Sirs
$800,000,000 Facilities Agreement dated [●]2016 (the Agreement)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Term Loan be [●] months.

3	This Selection Notice is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
Golar Partners Operating LLC
Schedule 5
Form of Transfer Certificate
To:    [●] as Agent
From:    [•] (the Existing Lender) and [•] (the New Lender)
Dated:
$800,000,000 Facilities Agreement dated [●] 2016 (the Agreement)

1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 32.5 (Procedure for assignment):

(c)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in the Loans under the Agreement as specified in the Schedule.

(d)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loans under the Agreement specified in the Schedule.

(e)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(f)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 40.2 (Addresses) are set out in the Schedule.

3	The proposed Transfer Date is [●].

4	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in sub-clause 32.4.3 of clause 32.4 (Limitation of responsibility of Existing Lenders).

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

7	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
The Schedule
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]
[Existing Lender]    [New Lender]
By:    By:
This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [•].
Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:
Schedule 6
Form of Compliance Certificate
To:    [●] as Agent
From:    Parent
Dated: [●]
Dear Sirs
$800,000,000 Facilities Agreement dated [●] 2016 (the Agreement)

1
I refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I confirm that:

(d)
the aggregate value of the Free Liquid Assets of the Group is $[•] and was, at all times in the period for which the financial statements and management accounts attached hereto relate, not less than $[•];

(e)	the ratio of Net Debt to EBITDA for the previous 12 months has been [•], calculated on a trailing four quarter basis (Net Debt: [•] and EBITDA: [•]);

(f)	the ratio of EBITDA to Consolidated Debt Service for the previous 12 months has been [·], calculated on a trailing four quarter basis (EBITDA: [·] and Consolidated Debt Service: [•]); and

(g)	the Consolidated Net Worth is [•] and was, at all times in the period for which the financial statements attached hereto relate, not less than [•].

3	[I confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

4
[I confirm that the Borrower is in compliance with the provisions of clause 25 (Minimum security value) of the Facilities Agreement and attach evidence demonstrating such compliance over the last 12 months.]

5	I attach the financial statements and management accounts required to be provided pursuant to clause 19.1 (Financial Statements) of the Facilities Agreement.
Signed by:
……………………………………………………

Chief Financial Officer
Schedule 7
Permitted Security Interests
Security Interests covered by (c) of the definition of Permitted Security Interests as at the first Utilisation Date (excluding certain Security Interests which are not relevant to the Finance Parties in connection with Ship G)

1	In relation to Ship B:

(h)	a second mortgage of Ship B dated on or about the first Utilisation Date executed by the Owner of Ship B in favour of Santander Asset Finance plc; and

(i)	a second assignment deed dated on or about the first Utilisation Date executed by the Owner of Ship B in favour of Santander Asset Finance plc.

2	In relation to Ship C, a second mortgage of Ship C dated on or about the first Utilisation Date executed by the Owner of Ship C in favour of Citibank Europe plc.

3	In relation to Ship E:

(a)	a second mortgage of Ship E dated on or about the first Utilisation Date executed by the Owner of Ship E in favour of Santander Asset Finance plc; and

(b)	a second assignment deed dated on or about the first Utilisation Date executed by the Owner of Ship E and the Bareboat Charterer of Ship E in favour of Santander Asset Finance plc.

4	In relation to Ship G:

(a)	a second three party deed dated on or about the first Utilisation Date executed by the Owner and Bareboat Charterer of Ship G in favour of Santander Asset Finance plc;

(b)	a second standby purchaser assignment dated 12 November 2008 executed by the Standby Purchaser in favour of Santander Asset Finance plc;

(c)
a second share charge dated 12 November 2008 executed by the Borrower in favour of Santander Asset Finance plc containing a second priority charge by the Borrower of its rights, title and interests in and to the shares in respect of the Owner of Ship G;

(d)
a second share charge dated 12 November 2008 executed by the Borrower in favour of Santander Asset Finance plc containing a second priority charge by the Borrower of its rights, title and interests in and to the shares in respect of the Bareboat Charterer of Ship G;

(e)
a second standby purchaser share charge dated 12 November 2008 executed by the Standby Purchaser Shareholder in favour of Santander Asset Finance plc containing a second priority charge by the Standby Purchaser Shareholder of its rights, title and interests in and to the shares in respect of the Standby Purchaser;

(f)	a second earnings account charge dated 31 July 2014 executed by the Owner of Ship G in favour of Santander Asset Finance plc;

(g)	a second earnings account charge dated 31 July 2014 executed by the Bareboat Charterer of Ship G in favour of Santander Asset Finance plc; and

(h)	a second earnings account charge dated 31 July 2014 executed by the Standby Purchaser in favour of Santander Asset Finance plc.

SIGNATURES
THE BORROWER
GOLAR PARTNERS OPERATING LLC
By:Elizabeth Lord

Name:Elizabeth Lord
Title:Attorney-in-fact
THE PARENT
GOLAR LNG PARTNERS LP
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
THE GUARANTORS
GOLAR LNG PARTNERS LP
By:Elizabeth Lord
Name:Elizabeth Lord
Title:Attorney-in-fact
GOLAR LNG HOLDING CO.
By:Elizabeth Lord
Name:Elizabeth Lord
Title:Attorney-in-fact
GOLAR FREEZE HOLDING CO.
By:Elizabeth Lord
Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR FREEZE UK LTD.
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact

GOLAR GRAND CORPORATION
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR HULL M2031 CORP.
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR LNG 2234 LLC
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR LNG 2215 CORPORATION
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR 2215 UK LTD.
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact

GOLAR SPIRIT CORPORATION
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR SPIRIT UK LTD.
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR WINTER CORPORATION
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
GOLAR WINTER UK LTD.
By:Elizabeth Lord

Name:Elizabeth Lord

Title:Attorney-in-fact
THE ARRANGERS
CITIGROUP GLOBAL MARKETS LIMITED
By:Michael Parker

Name:Michael Parker

Title:Managing Director
DNB (UK) LIMITED
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
DANSKE BANK A/S
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
NORDEA BANK NORGE ASA
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact

THE BOOKRUNNERS
CITIGROUP GLOBAL MARKETS LIMITED
By:Michael Parker

Name:Michael Parker

Title:Managing Director
DNB (UK) LIMITED
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
DANSKE BANK A/S
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact

NORDEA BANK NORGE ASA
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact

THE GLOBAL CO-ORDINATOR
CITIGROUP GLOBAL MARKETS LIMITED
By:Michael Parker

Name:Michael Parker

Title:Managing Director

THE HEDGING CO-ORDINATOR
CITIGROUP GLOBAL MARKETS LIMITED
By:Michael Parker

Name:Michael Parker

Title:Managing Director
THE AGENT
NORDEA BANK NORGE ASA
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
THE SECURITY AGENT
NORDEA BANK NORGE ASA
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
THE LENDERS
CITIBANK, N.A., LONDON BRANCH
By:Michael Parker

Name:Michael Parker

Title:Managing Director
DNB (UK) LIMITED
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
DANSKE BANK, NORWEGIAN BRANCH
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
NORDEA BANK NORGE ASA
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact

DVB BANK AMERICA N.V.
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
COMMONWEALTH BANK OF AUSTRALIA

By:William Barrand

Name:William Barrand

Title:Associate Director
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
BNP PARIBAS
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact

THE HEDGING PROVIDERS
CITIBANK, N.A., LONDON BRANCH
By:Michael Parker

Name:Michael Parker

Title:Managing Director
DNB BANK ASA
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
DANSKE BANK A/S
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
NORDEA BANK FINLAND PLC
By:Liana Milioti

Name:Liana Milioti
Title:Attorney-in-fact
COMMONWEALTH BANK OF AUSTRALIA
By:William Barrand

Name:William Barrand

Title:Associate Director
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact
BNP PARIBAS
By:Liana Milioti

Name:Liana Milioti

Title:Attorney-in-fact